Exhibit 4.2

AMENDED AND RESTATED FINANCING AGREEMENT

Dated as of March 21, 2007

by and among

DICE HOLDINGS, INC.,

as Parent

DICE INC. and

DICE CAREER SOLUTIONS, INC.,

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ABLECO FINANCE LLC,

as Collateral Agent

and

ABLECO FINANCE LLC,

as Administrative Agent

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SCHEDULE AND EXHIBITS

Schedule R-1	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief
Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ff)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Account Control Banks and Control Accounts

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit S-1	Form of Security Agreement
Exhibit 2.01(b)(ii)	Form of Notice of Borrowing
Exhibit 5.01(d)	Form of Opinion of Counsel

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AMENDED AND RESTATED FINANCING AGREEMENT

Amended and Restated Financing Agreement, dated as of March 21, 2007, by and among DICE HOLDINGS, INC., a Delaware corporation (the “Parent”), DICE INC., a Delaware corporation (“Dice”), DICE CAREER SOLUTIONS, INC., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with the Parent and those additional entities that hereafter become guarantors pursuant to the requirements of Section 7.01(b) or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, the Borrower, Guarantors, Agents, and Lenders are parties to that certain Financing Agreement dated as of August 31, 2005, as amended (as in effect immediately prior to the effectiveness of this Agreement, the “Original Financing Agreement”); and

WHEREAS, the Borrower, Guarantors, Agents, and Lenders desire to amend and restate the Original Financing Agreement in its entirety subject to the terms and conditions set forth herein, to among other things, restructure the credit facilities under the Original Financing Agreement, it being understood that no repayment of the obligations under the Original Financing Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, Guarantors, Agents, and Lenders hereby amend and restate the Original Financing Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefor in the preamble hereto.

“Account Control Agreement” means an account control agreement, in form and substance customary for such agreements and reasonably satisfactory to Administrative Agent, executed and delivered by the Parent or one of its Subsidiaries, Administrative Agent, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).

“Account Control Bank” has the meaning specified therefor in Section 8.01(a).

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Action” has the meaning specified therefor in Section 12.13.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Real Property” means any fee interest in real property acquired by the Parent or any of its Subsidiaries after the date hereof with a Current Value in excess of $1,000,000.

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Agreement” means this Amended and Restated Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Asset Acquisition” means any purchase or other acquisition by the Borrower or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.08 hereof and substantially in the form of Exhibit A-1 hereto.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president, executive vice president, sole member, managing member, secretary, or assistant secretary of such Person.

“Availability” means, at any time, the difference between (i) the lesser of (A) the Borrowing Base, and (B) the Total Revolving Credit Commitment less the amount of the Hedging Reserve at such time, and (ii) the aggregate outstanding principal amount of all Revolving Loans.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base LIBOR Rate” means for any Interest Period, the rate per annum which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of the applicable Interest Period as the London interbank offered rate for Dollars for an amount comparable to such Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, as of any date of determination, the difference between (a) an amount equal to the Senior Leverage Ratio Limiter as of such date times TTM EBITDA of the Parent, and (b) the Hedging Reserve as of such date.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit B-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures (including capitalized software costs) by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including, without duplication, all Capitalized Lease Obligations paid or payable during such period.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or other Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the manner in which any Lender, any Person controlling any Lender, allocates capital to any of its contingent liabilities, advances, acceptances, commitments, assets or liabilities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and (iii) for the purposes of the definition of “Permitted Acquisitions” and Sections 7.02(h) and 7.02(l) hereof only, warrants, options, or other similar rights to purchase or acquire Capital Stock.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” means a change in law or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law.

“Change of Control” means,

(a) prior to the occurrence of a Qualified IPO, each occurrence of any of the following:

(i) the Permitted Holders shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of at least 50.1% of the aggregate outstanding voting power of the Capital Stock of the Parent (excluding, for this purpose, (A) unexercised warrants, options or other rights to purchase or acquire the Parent’s Capital Stock, and (B) any other unexercised obligation of the Parent to issue, directly or indirectly, shares of its Capital Stock),

(ii) (A) GA or any Affiliate of GA shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 25% of the aggregate outstanding voting power of the Capital Stock of the Parent (excluding, for this purpose, (x) unexercised warrants, options or other rights to purchase or acquire the Parent’s Capital Stock, and (y) any other unexercised obligation of the Parent to issue, directly or indirectly, shares of its Capital Stock), and (B) Quadrangle or any Affiliate of Quadrangle shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 25% of the aggregate outstanding voting power of the Capital Stock of the Parent (excluding, for this purpose, (x) unexercised warrants, options or other rights to purchase or acquire the Parent’s Capital Stock, and (y) any other unexercised obligation of the Parent to issue, directly or indirectly, shares of its Capital Stock),

(iii) the Parent ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of the Borrower,

(iv) the Borrower ceases to own and control 100% of the shares of the Capital Stock of the Borrower’s Subsidiaries, unless otherwise permitted hereunder,

(v) at any time the Permitted Holders ceases to have the power to appoint, or ceases to have appointed, a majority of the individuals who compose the Board of Directors of the Parent, or

(vi) (A) the Parent consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (B) any entity consolidates with or merges into the Parent, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting Capital Stock of the Parent is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holders have a beneficial ownership in the aggregate of at least 50.1% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity; and

(b) subsequent to the occurrence of a Qualified IPO, each occurrence of any of the following:

(i) the Permitted Holders shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of at least 20%

of the aggregate outstanding voting power of the Capital Stock of the Parent (excluding, for this purpose, (A) unexercised warrants, options or other rights to purchase or acquire the Parent’s Capital Stock, and (B) any other unexercised obligation of the Parent to issue, directly or indirectly, shares of its Capital Stock),

(ii) the Parent ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of the Borrower,

(iii) the Borrower ceases to own and control 100% of the shares of the Capital Stock of the Borrower’s Subsidiaries, unless otherwise permitted hereunder,

(iv) at any time a majority of the members of the Board of Directors of the Parent do not constitute Continuing Directors, or

(v) (A) the Parent consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (B) any entity consolidates with or merges into the Parent, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting Capital Stock of the Parent is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holders have a beneficial ownership in the aggregate of at least 20% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period, in each case as determined in accordance with GAAP:

(i) Consolidated Net Interest Expense, (ii) net income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness of such Person and its Subsidiaries (including the Loans), (vi) any non-cash charges associated with any impairment and disposal of long-lived assets pursuant to FAS 144, (vii) any reasonable transaction related fees and expenses incurred in connection with a Qualified IPO or any other offering of securities by the Parent, (viii) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (ix) any extraordinary or non-recurring non-cash expenses or losses (in the current period or any future period), including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business, (x) reasonable transaction related fees and expenses incurred by such Person or its Subsidiaries in connection with the transactions contemplated to be consummated hereby on the Restatement Effective Date in an aggregate amount not to exceed $2,500,000, (xi) writeoff of non-cash deferred revenue in connection with purchase accounting applied in respect of any acquisition permitted hereunder (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for such acquisition), (xii) writeoff of non-cash stock compensation expense, if any, and (xiii) business interruption insurance proceeds to the extent not already included in Consolidated Net Income, minus, to the extent included in Consolidated Net Income for such period, the sum of, in each case as determined in accordance with GAAP, (a) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on Dispositions outside of the ordinary course of business), (b) any other non-cash income, (c) effects of discontinued operations, (d) interest that is paid-in-kind, or (e) any tax refunds, tax receivables, net operating loses or other net tax benefits received or receivable during such period on account of any prior period; provided that, for the purposes of calculating Consolidated EBITDA (other than for the purposes of calculating Excess Cash Flow) of the Parent or Consolidated Net Interest Expense of the Parent, the Consolidated EBITDA and Consolidated Net Interest Expense of any Person acquired by the Borrower or its wholly owned Subsidiaries pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (as if the consummation of such Permitted Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less (i) the sum of (a) interest income for such period and (b) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (a) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (b) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Senior Debt” means, at any date for any Person, the aggregate principal amount of all secured Indebtedness of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Parent and its Subsidiaries, the Loans and the amount of such Person’s and its Subsidiaries’ Capital Lease Obligations.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (x) any product warranties extended in the ordinary course of business, (y) any customary indemnification obligations incurred as part of any Permitted Disposition, or (z) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Parent on the Restatement Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Restatement Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Control Accounts” has the meaning specified therefor in Section 8.01(a).

“Credit Card Processor” means any Person (including any issuer of a credit card) that acts as a credit card clearinghouse or remits payments due to one or more of the Loan Parties with respect to credit card charges accepted by one or more of the Loan Parties.

“Current Value” has the meaning specified therefor in Section 7.01(o).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Dice India” means Dice India Holdings, Inc., a Delaware corporation.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Disposition Permitted Uses” has the meaning set forth in Section 2.05(c)(v).

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a CFC.

“Effective Date” means August 31, 2005.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication received by the Parent or any of its Subsidiaries from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from or onto any assets, properties or businesses of any Loan Party or any of its Subsidiaries or any predecessor in interest; or (ii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or an “affiliated service group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, minus (ii) the sum of (A) all scheduled and mandatory payments made in cash during such period on any Indebtedness of such Person or any of its Subsidiaries to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments), (B) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (C) payments of taxes made in cash by such Person and its Subsidiaries during such period, (D) interest payments made in cash during such period on any Indebtedness of such Person or its Subsidiaries permitted hereunder, (E) loan servicing fees paid in cash during such period pursuant paragraph c of the Fee Letter, (F) cash payments from earn-outs, (G) reasonable transaction related fees and expenses incurred in connection with a Qualified IPO or any other public offering of securities by the Parent and paid in cash during such period, and (H) to the extent not already excluded from the calculation of Consolidated EBITDA, (x) the amount of all non-cash credits included in arriving at Consolidated EBITDA for such period, (y) the aggregate amount of non-cash gains from Permitted Dispositions during such period (other than sales of Inventory in the ordinary course of business), and (z) proceeds from Permitted Dispositions applied for Disposition Permitted Uses in accordance with Section 2.05(c)(v) during such period; provided that for the purposes of calculating Excess Cash Flow for the Fiscal Year ending December 31, 2007, the foregoing amounts shall be calculated for the period commencing on the Restatement Effective Date and ending on December 31, 2007.

“Excess Cash Flow Consideration” has the meaning set forth in clause (c) of the definition of Permitted Acquisitions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Revolving Loans” has the meaning specified therefor in Section 2.01(a).

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business, including, without limitation, (i) pension plan reversions, (ii) proceeds of insurance, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) condemnation awards (and payments in lieu thereof), (v) indemnity payments and (vi) any purchase price adjustment received in connection with any purchase agreement; provided that, Extraordinary Receipts shall not include proceeds from any of the matters described in Section 2.05(c)(v), (vi), (vii), or (ix).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of even date herewith, among the Borrower and the Collateral Agent.

“Final Maturity Date” means March 21, 2012, or such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2005, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) (A) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the 12 months ended December 31, 2006, and the related consolidated statement of operations and cash flows for the 12 months then ended, and (B) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the month ended January 31, 2007, and the related consolidated statement of operations and cash flows for the month then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) the Consolidated EBITDA of such Person and its Subsidiaries for such period minus (A) all income tax expense (as determined under GAAP) (other than any portion of income tax expense attributable to a change in the deferred tax valuation allowance) of such Person and its Subsidiaries for such period, to the extent that the amount of such liabilities is greater than zero minus (B) Capital Expenditures made by such Person and its Subsidiaries during such period to (ii) the sum of (A) all scheduled principal of Indebtedness of such Person and its Subsidiaries required to be paid during such period and, without duplication, all scheduled commitment reductions occurring during such period plus (B) Consolidated Net Interest Expense (excluding, to the extent applicable, charges relating to the closing fee paid pursuant paragraph a of the Fee Letter) of such Person and its Subsidiaries for such period.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated of even date herewith, by and among the the Loan Parties, the Agents, and the Lenders.

“GA” means General Atlantic Partners 79, L.P., a Delaware limited partnership.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any Accounting Change that affects in any respect the calculation of any financial covenant, standard, or term herein, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such financial covenant, standard, or term with the intent of having the respective positions of the Lenders and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the financial covenants, standards, and terms herein shall be calculated as if no such Accounting Change has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” (i) has the meaning specified therefor in the preamble to this Agreement, and (ii) means each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each guaranty made by any other Guarantor in favor of the Collateral Agent for the benefit of the Lenders and the Hedging Providers pursuant to the requirements of Section 7.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Loan Party to any Hedging Provider pursuant to or evidenced by the Secured Hedging Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Hedging Provider” means any Person who was a Lender at the time such Person entered into a Hedging Agreement with any Loan Party.”

“Hedging Reserve” means, as of any date of determination, the lesser of (a) $7,500,000, and (b) the amount of reserves that Collateral Agent has established based upon the Hedging Providers’ reasonable determination of the credit exposure under the Secured Hedging Agreements; provided, however, that in order to qualify as a Hedging Reserve, such reserve must be established at or about the time that the Hedging Provider first provides services under the applicable Secured Hedging Agreement. For the avoidance of doubt, the Hedging Reserve shall be $0 at any time that there are no Secured Hedging Agreements in effect or in place.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 120 days after the date such payable was created (or, in accordance with the payment terms of such payable so long as such payment terms do not exceed 150 days)); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) for the purposes of Sections 7.02(b) and 9.01(e) only, all obligations and liabilities, calculated in accordance with customary practices, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (but only to the extent of the value of such property if such Indebtedness is non-recourse to such Person). The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer if such Person is liable for the obligations of such partnership or joint venture.

“Indemnified Matters” has the meaning specified therefor in Section 12.16.

“Indemnitees” has the meaning specified therefor in Section 12.16.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, 3, or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means all of each of the Loan Parties’ now owned and/or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

“Jobsinthemoney” means Jobsinthemoney.com, Inc., a Delaware corporation.

“Jobsinthemoney EBITDA” means, with respect to Jobsinthemoney for any period, the Jobsinthemoney Net Income for such period, plus without duplication, the sum of the following amounts of Jobsinthemoney for such period and to the extent deducted in determining Jobsinthemoney Net Income for such period, in each case as determined in accordance with GAAP: (i) Jobsinthemoney Interest Expense, (ii) net income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness of Jobsinthemoney (including the Loans), (vi) any non-cash charges associated with any impairment and disposal of long-lived assets pursuant to FAS 144, (vii) [intentionally omitted], (viii) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (ix) any extraordinary or non-recurring non-cash expenses or losses (in the current period or any future period), including, whether or not otherwise includable as a separate item in the statement of such Jobsinthemoney Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business, (x) reasonable transaction related fees and expenses incurred reasonably contemporaneously with the Restatement Effective Date by Jobsinthemoney and in connection with the transactions contemplated hereby in an aggregate amount not to exceed $50,000, (xi) writeoff of non-cash deferred revenue in connection with purchase accounting applied in respect of any acquisition permitted hereunder (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for the such acquisition), (xii) writeoff of non-cash stock compensation expense, if any, and (xiii) business interruption insurance proceeds to the extent not already included in Jobsinthemoney Net Income, minus, to the extent included in Jobsinthemoney Net Income for such period, the sum of, in each case as determined in accordance with GAAP, (a) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of Jobsinthemoney Net Income for such period, gains on Dispositions outside of the ordinary course of business), (b) any other non-cash income, (c) effects of discontinued operations, (d) interest that is paid-in-kind, or (e) any tax refunds, tax receivables, net operating loses or other net tax benefits received or receivable during such period on account of any prior period.

“Jobsinthemoney Net Income” means, with respect to Jobsinthemoney for any period, the net income (loss) of Jobsinthemoney for such period, determined in accordance with GAAP.

“Jobsinthemoney Net Interest Expense” means, with respect to Jobsinthemoney for any period, gross interest expense (including that attributable to Capital Lease Obligations) of Jobsinthemoney for such period determined in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of Jobsinthemoney), less (i) the sum of (a) interest income of Jobsinthemoney for such period and (b) gains of Jobsinthemoney for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (a) losses of Jobsinthemoney for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (b) the upfront costs or fees of Jobsinthemoney for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined in accordance with GAAP.

“Lender” has the meaning specified therefor in the preamble hereto.

“LIBOR Deadline” has the meaning set forth in Section 2.04(d)(ii)(A).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.04(d)(i).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (i) the Base LIBOR Rate for such Interest Period, by (ii) 100% minus the Reserve Percentage, and (b) 3.00 percentage points per annum. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Mortgage, the Fee Letter, the Intercompany Subordination Agreement, the Ratification

Agreement, the Secured Hedging Agreements, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, or any other Obligation.

“Loan Party” means the Borrower or any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (i) the condition (financial or otherwise), business, results of operation, assets, or liabilities of the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders and the Hedging Providers on any of the Collateral; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute or have caused a Material Adverse Effect: (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, in each case, to the extent the Parent and its Subsidiaries, taken as a whole, are not disproportionately affected thereby; (b) changes affecting generally the industries or markets in which the Parent or any of its Subsidiaries conducts business to the extent the Parent and its Subsidiaries, taken as a whole, are not disproportionately affected thereby; or (c) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof that does not disproportionately impact the Parent and its Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a fee mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders and the Hedging Providers, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) expenses related thereto incurred by such Person in connection therewith (including, but not limited to, reasonable attorneys’ fees, reasonable accountants fees, reasonable investment banking fees, and other reasonable customary fees and expenses actually incurred in connection therewith), (C) transfer taxes paid by such Person in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person in connection therewith, after deducting therefrom only (A) expenses related thereto incurred by such Person in connection therewith (including, but not limited to, reasonable attorneys’ fees, reasonable accountants fees, reasonable investment banking fees, and other reasonable customary fees and expenses actually incurred in connection therewith), (B) transfer taxes paid by such Person in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any available tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Excess Cash Flow Consideration” has the meaning set forth in clause (c) of the definition of Permitted Acquisition.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means (a) all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01, and (b) all Hedging Obligations. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (i) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, reasonable attorneys fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (ii) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its reasonable discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Original Financing Agreement” has the meaning specified therefor in the recitals hereto.

“Original Loan Documents” has the meaning specified therefor in Section 12.23.

“Other Taxes” has the meaning specified therefor in Section 2.08(a)(iii).

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.08(g).

“Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, 24th Floor, New York, New York 10171, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” has the meaning specified therefor in Section 6.01(n).

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) the assets being acquired, or the Person whose Capital Stock is being acquired, (i) are useful in or engaged in, as applicable, the business of the Parent and its Subsidiaries or a business reasonably related thereto, and (ii) unless the consideration for the proposed Acquisition is payable solely with Non-Excess Cash Flow Consideration, shall be located within or organized in, as applicable, (A) the United States, Canada, or the United Kingdom, or (B) Japan or any member state of the European Union other than the United Kingdom (a “Japan/EU Acquisition”) so long as the financial statements most recently delivered by the Parent to the Agents reflect that the Senior Leverage Ratio of the Parent and its Subsidiaries is less than 3.50:1.00 and so long as the Senior Leverage Ratio of the Parent and its Subsidiaries would be less than 3.50:1.00 after giving effect to the proposed Japan/EU Acquisition;

(c) the consideration for the proposed Acquisition shall be payable (i) with the proceeds of the contemporaneous sale of the Capital Stock of the Parent, the proceeds of the issuance of Subordinated Indebtedness, or the proceeds from a Permitted Disposition that are not required to be used to prepay the Loans pursuant to Section 2.05(c)(v) (the “Non-Excess Cash Flow Consideration”), or (ii) from a source other than the proceeds of the contemporaneous sale of the Capital Stock of the Parent, the proceeds of the issuance of Subordinated Indebtedness, or the proceeds from a Permitted Disposition, in an amount equal to the Excess Cash Flow of the Parent and its Subsidiaries that is not required to be used to prepay the Loans pursuant to Section 2.05(c)(iv) (the “Excess Cash Flow Consideration”) so long as (A) the total value of the Excess Cash Flow Consideration for all Permitted Acquisitions (including the proposed Acquisition) in any Fiscal Year does not exceed $20,000,000 in the aggregate; provided that if the total value of the Excess Cash Flow Consideration in such Fiscal Year is less than $20,000,000, the unused portion may be carried forward and used in subsequent Fiscal Years until such unused portion is exhausted; provided further that the total value of the Excess Cash Flow Consideration for all Japan/EU Acquisitions (including the proposed Japan/EU Acquisition) in such Fiscal Year shall not exceed $10,000,000 (it being understood and agreed that any Excess Cash Flow Consideration for a Japan/EU Acquisition counts against the $20,000,000 basket set forth in this clause (A)), and (B) the total value of the Excess Cash

Flow Consideration for all Permitted Acquisitions (including the proposed Acquisition) does not exceed $50,000,000 during the term of this Agreement; provided that the total value of the Excess Cash Flow Consideration for all Japan/EU Acquisitions (including the proposed Japan/EU Acquisition) does not exceed $25,000,000 during the term of this Agreement (it being understood and agreed that any Excess Cash Flow Consideration for a Japan/EU Acquisition counts against the $50,000,000 basket set forth in this clause (B));

(d) the Parent has provided Agents with written confirmation, supported by reasonably detailed calculations, in each case which are in form and substance reasonably satisfactory to Agents, that on a pro forma basis, created by adding the historical combined financial statements of the Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Parent and Agents), the Loan Parties would have been in compliance with the financial covenants in Section 7.03(a) for the 12 months ending as of the fiscal quarter of the Parent ended immediately prior to the proposed date of consummation of such proposed Acquisition for which there are available financial statements;

(e) in the case of an Asset Acquisition, the subject assets are being acquired by the Borrower or a Domestic Subsidiary of the Borrower, and the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Agents in order to include the newly acquired assets within the Collateral;

(f) in the case of a Stock Acquisition, (i) the subject Capital Stock is being acquired in such Acquisition directly by the Borrower or a Domestic Subsidiary of the Borrower, (ii) the relevant Loan Party shall have executed and delivered a pledge agreement respecting the Capital Stock being acquired and shall have delivered (or shall agree to promptly deliver) to Collateral Agent possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such acquired Person and its Subsidiaries, together with stock powers with respect thereto endorsed in blank; provided that if such Person is a CFC, the relevant Loan Party shall have delivered (or shall agree to promptly deliver) to Collateral Agent possession of the original stock certificates respecting 65% of the outstanding voting Capital Stock of such Person, together with stock powers with respect thereto endorsed in blank, and (iii) the relevant Loan Party shall have caused such acquired Person and each of its Subsidiaries to execute and deliver a joinder to either this Agreement or a Guaranty as a Guarantor in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Agents in order to cause such acquired Person and each of its Subsidiaries to be obligated with respect to the Obligations (or the Secured Obligations under, and as defined in, the Security Agreement) and to include the assets of the acquired Person and its Subsidiaries within the Collateral; provided that none of the documents described in this clause (iii) shall be required to be provided to Collateral Agent if such Person is a CFC;

(g) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 7.02(a) or 7.02(b), respectively;

(h) such Acquisition shall be consensual and shall have been approved by the board of directors (or such other managing body) of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Parent or any of its Subsidiaries;

(i) the Parent shall have delivered (i) projections for the Person whose Capital Stock or assets are proposed to be acquired, (ii) updated pro forma Projections for the Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7.03(a) for the 12 calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to Agent, and (iii) updated disclosure schedules to this Agreement and to each of the other Loan Documents solely with respect to such Acquisition (to the extent not prohibited by the terms hereof and thereof), as applicable; provided, that (A) in no event may any disclosure schedule be updated in a manner that would reflect or evidence a Default or Event of Default and (B) any determination of Consolidated EBITDA of the Parent and its Subsidiaries for such 12 calendar month period shall include only such post-acquisition cost saving adjustments which are mutually agreed upon by the Borrower and Agent;

(j) the aggregate amount of the sum of Availability and Qualified Cash shall equal or exceed $5,000,000, both immediately prior to and immediately after giving effect to such Acquisition; and

(k) (i) the total value of all consideration for any single Permitted Acquisition that is not a Japan/EU Acquisition (whether consummated pursuant to one transaction or pursuant to a series of related transactions) does not exceed $50,000,000 in the aggregate, (ii) the total value of all consideration for any single Japan/EU Acquisition (whether consummated pursuant to one transaction or pursuant to a series of related transactions) does not exceed $25,000,000 in the aggregate, and (iii) the total value of all consideration paid or payable by the Loan Parties for all Permitted Acquisitions (including the proposed Acquisition) does not exceed $100,000,000 in the aggregate during the term of this Agreement; provided that the total value of all consideration paid or payable by the Loan Parties for all Japan/EU Acquisitions (including the proposed Japan/EU Acquisition) does not exceed $50,000,000 in the aggregate during the term of this Agreement (it being understood and agreed that any consideration for a Japan/EU Acquisition counts against the $100,000,000 basket set forth in this clause (iii)).

“Permitted Acquisition Disposition” has the meaning set forth in clause (e) of the definition of Permitted Dispositions.

“Permitted Dispositions” means (a) Dispositions of Inventory to buyers in the ordinary course of business, (b) Dispositions of obsolete or worn-out equipment in the ordinary course of business, (c) Dispositions of tangible assets for cash in an aggregate amount not less than 75% of the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (b) and (c) do not exceed $500,000 in the aggregate in any twelve-month period, (d) Dispositions of assets for cash in an aggregate amount not less than the fair market value of such assets so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Disposition, and (ii) the amount of proceeds received in respect of all Dispositions under this clause (d) (including the proposed Disposition) is less than $3,000,000 in the aggregate during the term of this Agreement, (e) Dispositions of assets acquired pursuant to a Permitted Acquisition that was consummated no longer than 12 months before the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Disposition, (ii) the consideration received for such assets is at least equal to the fair market value thereof, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition (any Disposition which meets the foregoing criteria, a “Permitted Acquisition Disposition”), (f) the use or transfer of money or Cash Equivalents by the Parent and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (g) the licensing by the Parent and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (h) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Loan Parties, (i) the sale or issuance of (i) the Capital Stock of any Subsidiary of the Parent to the Borrower (so long as such sale or issuance is made subject to Collateral Agent’s Liens (if any) on such Capital Stock), (ii) the Borrower’s Capital Stock to the Parent (so long as such sale or issuance is made subject to Collateral Agent’s Liens on such Capital Stock), or (iii) the Capital Stock of any Subsidiary of the Parent that is not a Loan Party (and that is not required to become a Loan Party pursuant to any Loan Document) to another Subsidiary of the Parent that is not a Loan Party (so long as such sale or issuance is made subject to Collateral Agent’s Liens (if any) on such Capital Stock), (j) the Disposition of assets or properties of (i) a Subsidiary of the Parent (other than the Borrower) to any Loan Party, (ii) any Subsidiary of the Parent that is not a Loan Party (and that is not required to become a Loan Party pursuant to any Loan Document) to another Subsidiary of the Parent that is not a Loan Party, or (iii) any Loan Party to any Subsidiary of the Parent that is not a Loan Party so long as (A) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Disposition, and (B) the amount of proceeds received in respect of all Dispositions made pursuant to this clause (j)(iii) (including the proposed Disposition) is less than $2,500,000 in the aggregate during the term of this Agreement; provided that the foregoing number set forth in this clause (j)(iii) shall increase to $5,000,000 on the first date upon which the Jobinthemoney EBITDA is greater than $5,000,000 for the period of 12 consecutive months most recently ended, or (k) the dissolution or winding-up of Measure Up, Inc. regardless of where the assets are transferred.

“Permitted Holders” means the Sponsor and each of its Affiliates.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b) Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan

Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), the principal amount of which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $2,000,000 at any time outstanding;

(d) purchase money Indebtedness incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, the principal amount of which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $2,000,000 at any time outstanding;

(e) Indebtedness permitted under Section 7.02(e);

(f) Indebtedness of the Parent or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(g) Subordinated Debt;

(h) Indebtedness in respect of insurance premium finance arrangements, provided that, such Indebtedness is incurred in the ordinary course of business of a Loan Party, consistent with past practice; and

(i) unsecured Indebtedness of the Parent and its Subsidiaries owing to a Person other than the Permitted Holders in an aggregate amount not to exceed $1,000,000 at any time outstanding.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within 3 years from the date of acquisition thereof and acquired consistent with past practices of the Loan Parties; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 1 year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s; (vii) extensions of trade credit in the ordinary course of business; (viii) shares of stock, obligations or other securities (A) received in settlement of claims arising in the ordinary course of business or (B) purchased with tax efficiency objectives so long as (y) the aggregate amount invested in all shares of stock, obligations or other securities purchased pursuant to this clause (viii)(B) shall not exceed $120,000 at any one time and (z) such purchases are consistent with past practices; (ix) other investments outstanding on the date hereof and listed on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof; (x) receivables owing to the Borrower or any Subsidiary of the Borrower if created or acquired in the ordinary course of business; (xi) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; (xii) investments or loans by (A) the Parent in or to the Borrower so long as the right to any payment or repayment of which has been subordinated to the Obligations, (B) any Domestic Subsidiary of the Parent (other than the Borrower) in or to the Borrower so long as the right to any payment or repayment of which (to the extent that the obligor is a Loan Party) has been subordinated to the Obligations, (C) any Domestic Subsidiary of the Parent (other than the Borrower) in or to another Domestic Subsidiary of the Parent that is a Guarantor (other than Measure Up, Inc.) so long as the right to any payment or repayment of which (to the extent that the obligor is a Loan Party) has been subordinated to the Obligations, (D) any Subsidiary of the Parent that is not a Loan Party (and that is not required to become a Loan Party pursuant to any Loan Document) in or to another Subsidiary of the Parent (other than Measure Up, Inc.) so long as the right to any payment or repayment of which (to the extent that the obligor is a Loan Party) has been subordinated to the Obligations, or (E) any Loan Party in or to any Subsidiary of the Parent that is not a Loan Party so long as the aggregate amount of such investments or loans outstanding at any time (net of any repayment thereof) does not exceed, as of any date of determination, the result of (y) $2,500,000 minus (z) the aggregate amount of proceeds received by the Loan Parties in respect of all Dispositions made pursuant to clause (j)(iii) of the definition of Permitted Dispositions as of such date; provided that the foregoing number set forth in this clause (xii)(E) shall increase to $5,000,000 on the first date upon which the Jobinthemoney EBITDA is greater than $5,000,000 for the period of 12 consecutive months most recently ended and so long as the right to any payment or repayment of which (to the extent that the obligor is a Loan Party) has been subordinated to the Obligations; (xiii) investments in Cash and Cash Equivalents; (xiv) Contingent Obligations permitted under Section 7.02(b); (xv) loans and advances to employees of any Loan Party in the ordinary course of business (including, but not limited to, loans an advances relating to travel, entertainment and relocation expenses) in an aggregate amount for all Loan Parties not to exceed $1,000,000 at any one time outstanding; (xvi) [intentionally omitted]; and (xvii) Permitted Acquisitions.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets;

(e) Liens arising under Capital Leases or securing Indebtedness permitted under clause (d) the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries other than proceeds of such property, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 100% of the fair market value or the cost of the property so held or acquired;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of borrowed money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Parent or any of its Subsidiaries;

(i) precautionary UCC financing statement filings regarding operating leases;

(j) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(k) statutory and common law landlords’ liens under leases to which the Parent or any of its Subsidiaries is a party;

(l) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness;

(m) deposits and pledges of Cash and Cash Equivalents in an aggregate amount not to exceed $7,500,000 securing Indebtedness permitted under clause (f) of the definition of Permitted Indebtedness or letters of credit;

(n) Liens on the unearned premiums under insurance policies securing Indebtedness permitted under subsection (h) of the definition of Permitted Indebtedness;

(o) any interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of business and covering only the assets so leased;

(p) landlords’ and lessors’ Liens arising as a matter of law and in respect of rent not in default;

(q) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or asset of any Loan Party, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (iv) immediately after giving effect to the incurrence of such Lien, no Event of Default shall have occurred and be continuing;

(r) Liens that are contractual rights of set-off relating to deposit accounts in favor of banks and other depositary institutions in the ordinary course of business; and

(s) non-exclusive licenses or sub-licenses by the Borrower or any of its Subsidiaries of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Parent (and, other than the Borrower, not by one or more of its Subsidiaries) or the Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0 percentage points, or, if a rate of interest is not otherwise in effect, the Reference Rate plus 4.75 percentage points.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date, or, on or before the date that is less than 6 months after the Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

(b) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the unpaid principal amount of the Term Loan, and

(c) with respect to all other matters (including the indemnification obligations arising under Section 10.05) regarding a Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).

“Quadrangle” means Quadrangle Capital Partners II LP, a Delaware limited partnership.

“Qualified Cash” means, as of any date of determination, the amount of Cash and Cash Equivalents of the Borrower and its Subsidiaries that is subject to a Account Control Agreement in favor of Collateral Agent and that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof.

“Qualified IPO” means a bona fide underwritten sale to the public by a nationally recognized underwriter of newly issued common Capital Stock of the Parent pursuant to a registration statement (other than on Form S 8 or any other form relating to securities issuable under any benefit plan of the Parent) that is declared effective by the SEC and such sale results in gross cash proceeds to the Parent (exclusive of underwriter’s discounts and commissions and other expenses) of at least $75,000,000.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time and reasonably acceptable to the Borrower.

“Reference Rate” means the greater of (a) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate, and (b) 6.00 percentage points per annum. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.08(d).

“Registered Loan” has the meaning specified therefore in Section 12.08(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (c) of the definition thereof) aggregate over 50%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restatement Effective Date” means the date on or before the date hereof on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.

“Restatement Effective Date Dividend” has the meaning specified therefor in Section 7.02(h)(F).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule R-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of August 31, 2005, among the Parent, the Quadrangle Entities named therein, the General Atlantic Entities named therein, and the Management Shareholders named therein.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Hedging Agreements” means those secured Hedging Agreements entered into from time to time by a Loan Party and any Hedge Provider.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders and the Hedging Providers, substantially in the form of Exhibit S-1, securing the Obligations and delivered to the Collateral Agent.

“Senior Leverage Ratio” means, as of any date of determination and as to any Person, the ratio of (a) Consolidated Senior Debt of such Person as of the date of determination to (b) TTM EBITDA of such Person for the most recently ended 12 month period as to which financial statements have been delivered to the Agents pursuant hereto.

“Senior Leverage Ratio Limiter” means the amount set forth in the below table for the applicable period set forth opposition thereto:

Applicable Period	Senior Leverage Ratio Limiter
From and including the Restatement Effective Date through and including June 30, 2007	5.50

From and including July 1, 2007 through and including September 30, 2007	5.00

From and including October 1, 2007 through and including December 31, 2007	4.50

From and including January 1, 2008 through and including June 30, 2008	4.00

From and including July 1, 2008 through and including December 31, 2008	3.50

From and including January 1, 2009 through and including December 31, 2009	3.00

From and including January 1, 2010 and thereafter	2.50

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Sponsor” means GA and Quadrangle.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Stock Acquisition” means the purchase or other acquisition by the Borrower or any of its wholly-owned Subsidiaries of all of the Capital Stock (by merger, stock purchase or otherwise) of any other Person.

“Subject Permitted Acquisition” has the meaning set forth in clause (e) of the definition of Permitted Dispositions.

“Subordinated Debt” means Indebtedness of the Parent or the Borrower which is on terms and conditions (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to all Indebtedness of the Parent or the Borrower, as applicable, under the Loan Documents pursuant to terms and conditions that are reasonably satisfactory to the Collateral Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided that for all purposes of this Agreement and the other Loan Documents, the joint venture between Dice India and Cyber Media Limited shall be deemed not to be a Subsidiary of Parent or Borrower; provided further that for the purposes of the definition of “Indebtedness”, the Indebtedness of Dice India shall include the Indebtedness of such joint venture if and to the extent Dice India is liable for the Indebtedness of such joint venture.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Loan” has the meaning specified therefor in Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule R-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur material liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $75,000,000 as of the Restatement Effective Date.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments, which amount is $125,000,000 as of the Restatement Effective Date.

“TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the 12 month period most recently ended; provided, however, that for the fiscal quarters set forth in the below table, Consolidated EBITDA of the Parent and its Subsidiaries shall be the amount set forth in such table for the applicable fiscal quarter set forth opposite thereto:

Fiscal Quarter Ending	Consolidated EBITDA
March 31, 2006	$7,956,000
June 30, 2006	$9,647,000
September 30, 2006	$11,313,000
December 31, 2006	$11,981,000

“WARN” has the meaning specified therefor in Section 6.01(z).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations or the Guaranteed Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof or thereof) of all Obligations or Guaranteed Obligations, as the case may be, other than unasserted contingent indemnification Obligations and other than any Hedging Obligations that, at such time, are allowed by the applicable Hedging Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. References in this Agreement to “determination” by any Agent include good faith estimates made by such Agent (in the case of quantitative determinations) and good faith beliefs held by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender , such period shall in any event consist of at least one full day.

ARTICLE II.

THE LOANS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) Each Revolving Loan Lender severally agrees to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower at any time and from time to time from the Restatement Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an amount at any one time outstanding not to exceed such Revolving Loan Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Total Revolving Credit Commitment less the amount of the Hedging Reserve at such time, and (ii) the then extant Borrowing Base.

(ii) Each Term Loan Lender severally agrees to make a term loan (collectively, the “Term Loan”) to the Borrower on the Restatement Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment.

On the Restatement Effective Date, “Revolving Loans” (as defined in the Original Financing Agreement) outstanding under the Original Financing Agreement (the “Existing Revolving Loans”) shall automatically and immediately be converted into (and deemed made as) a portion of the Term Loan hereunder (it being understood that no repayment of the Existing Revolving Loans is being effected hereby, but merely an amendment, restatement and conversion in accordance with the terms hereof), such that the amount of the Term Loan funded by the Lenders with a Term Loan Commitment on the Restatement Effective Date shall be reduced by the aggregate principal amount of the Existing Revolving Loans as of the Restatement Effective Date. The portion of the Term Loan made pursuant to the conversion of the Existing Revolving Loans into a portion of the Term Loan shall be deemed made by the Lenders with Term Loan Commitments proportionately to their Pro Rata Shares of Total Term Loan Commitment.

With respect to each Lender with a Revolving Credit Commitment under the Original Financing Agreement and without a Revolving Credit Commitment under this Agreement, such Lender’s Revolving Credit Commitment under, and as defined in, the Original Financing Agreement shall automatically and permanently be reduced to zero on the Restatement Effective Date.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the Total Revolving Credit Commitment less the amount of the Hedging Reserve at such time and (B) the current Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Restatement Effective Date and prior to the Final Maturity Date (and, for the sake of clarity, may repay the Revolving Loans on the Final Maturity Date), subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of the Term Loan made on the Restatement Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans. (a) The Borrower shall give the Administrative Agent prior telephonic notice (promptly (but in any event within 1 Business Day) confirmed in writing, in substantially the form of Exhibit 2.01(b)(ii) hereto (a “Notice of Borrowing”); provided that the failure to provide such written confirmation shall not affect the validity of the telephonic request), not later than 1:00 p.m. (New York City time) on the date which is 3 Business Days (or, in the case of the initial borrowing on the Restatement Effective Date, 1 Business Day) prior to the date of the proposed Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Restatement Effective Date, (iii) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan, and (iv) in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in integral multiples of $100,000 in excess thereof (unless the amount of such proposed borrowing is equal to the Availability at such time, in which case, such borrowing may be in an amount equal to such Availability).

(c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as applicable, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly (but in any event not later than 12:00 p.m. on the date of such requested Loan) after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders in accordance with this Section 2.02(c)(ii) that it will not fund a requested Revolving Loan on behalf of such Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall within 3 Business Days of such notice pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, immediately after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan

Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall within 3 Business Days of such notice pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b) The outstanding principal of the Term Loan shall be repayable in consecutive quarterly installments, on the first day of each January, April, July, and October commencing on October 1, 2007 and ending on the Final Maturity Date, consisting of quarterly payments, each of which is equal to $250,000. The outstanding principal of the Term Loan shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to subsections (c) or (d) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.08) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Revolving Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 3.25 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 1.75 percentage points.

(b) Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 3.25 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 1.75 percentage points.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate applicable thereto.

(d) LIBOR Option.

(i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto; provided, however, that, subject to the following clauses (B) and (C), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (B) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (C) termination of this Agreement pursuant to the terms hereof. Interest at the Post-Default Rate shall be payable on demand. On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that Loans bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(ii) LIBOR Election.

(A) The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 1:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Commitment of the type to which such LIBOR Notice relates.

(B) Each LIBOR Notice shall be irrevocable and binding on the Borrower. In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be equal to the lesser of (i) the actual loss incurred by the Administrative Agent or such Lender as a direct result of the events described in the foregoing clauses (1) and (2), or (ii) the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(C) The Borrower shall have not more than 8 LIBOR Rate Loans in effect at any given time. The Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(iii) Prepayments. The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Collections in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above; provided that the foregoing obligation shall not be applicable to any mandatory prepayments of LIBOR Rate Loans made by the Borrower pursuant to Section 2.05(c).

(iv) Special Provisions Applicable to LIBOR Rate.

(A) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).

(B) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (2) the Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans but only if actual damages are incurred.

(e) Interest Payment in respect of Reference Rate Loans. Interest on each Reference Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(f) General. Interest on LIBOR Rate Loans shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed. Interest on all other amounts shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitments; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such reduction shall be in an amount which is an integral multiple of $500,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $500,000), shall be made by providing not less than 3 Business Days prior written notice to the Administrative Agent and shall be irrevocable. Once so reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan Commitments. The Total Term Loan Commitment shall terminate upon the making of the Term Loan on the Restatement Effective Date.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(ii) Term Loan. The Borrower may, upon at least 10 Business Days prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).

(iii) Prepayment In Full. The Borrower may, upon at least 10 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full (other than unasserted contingent indemnification obligations) and executing and delivering a general release in connection with such payoff. If the Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations in full (other than unasserted contingent indemnification obligations) and execute and deliver a general release, on the date set forth as the date of termination of this Agreement in such notice. The foregoing notwithstanding, the Borrower may rescind such a notice of termination by providing written notice of such rescission by 5:00 p.m. (New York time) 1 Business Day prior to the date set forth in such notice of termination as the date of termination of this Agreement.

(c) Mandatory Prepayment.

(i) The Borrower will prepay the Revolving Loans within 1 Business Day of any date that the aggregate principal amount of all Revolving Loans exceeds the lesser of (A) the Total Revolving Credit Commitment, and (B) the Borrowing Base, to the full extent of any such excess.

(ii) The Borrower will immediately prepay the outstanding principal amount of the Term Loan in the event that the Total Revolving Credit Commitment is terminated for any reason.

(iii) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent’s Account, to the payment, in whole or in part, of the Obligations in accordance with Section 4.04(b); provided, however, that so long as no Event of Default has occurred and is continuing, the foregoing shall not apply to amounts that are prepaid or required to be prepaid in accordance with the provisions hereof.

(iv) Within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2007 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall, (A) if such financial statements demonstrate that the Senior Leverage Ratio of the Parent and its Subsidiaries is greater than or equal to 3.0:1.0, prepay the outstanding principal amount of the Loans in an amount equal to the result of (y) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year, minus (z) the amount of all voluntary prepayments of the Term Loan made during such Fiscal Year pursuant to Section 2.05(b)(ii), or (B) if such financial statements demonstrate that the Senior Leverage Ratio of the Parent and its Subsidiaries is less than 3:0:1.0, prepay the outstanding principal amount of the Loans in an amount equal to the result of (y) 25% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year, minus (z) the amount of all voluntary prepayments of the Term Loan made during such Fiscal Year pursuant to Section 2.05(b)(ii).

(v) Within 3 Business Days following the receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries (other than a Permitted Disposition of the type described in clauses (b), (c), or (l) of the definition of Permitted Dispositions), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by any Loan Party and its Subsidiaries (and not paid to Administrative Agent as a prepayment of the Obligations) for all such Dispositions shall exceed $500,000 in any Fiscal Year. Notwithstanding anything to the contrary contained herein, so long as no Default or an Event of Default shall have occurred and be continuing, the proceeds of Dispositions shall not be required to be applied in mandatory prepayment of the Loans (the “Reinvestment Option”) so long as (A) such proceeds are used to replace the properties or assets in respect of which such proceeds were paid or to acquire other properties assets which are useful to the Borrower in the ordinary course of its business, consistent with past practices, including Permitted Acquisitions (the “Disposition Permitted Uses”), (B) the Borrower delivers a certificate (a “Reinvestment Notice”) to the Agents within 15 days after the date of the Disposition, stating that such proceeds shall be used for one of the Disposition Permitted Uses within a period specified in the Reinvestment Notice not to exceed the earlier of (1) 180 days after the receipt of such proceeds (provided that if the Borrower becomes subject, within 180 days after the receipt of such proceeds, to a binding obligation to use the proceeds for one of the Disposition Permitted Uses, such 180 day period shall be extended to a 360 day period), and (2) the Final Maturity Date, and (C) such proceeds are deposited in a deposit account subject to a Account Control Agreement; provided that the Reinvestment Option shall in no event be available for (x) the proceeds from a Permitted Disposition of the type described in clause (d) of the definition of Permitted Dispositions, (y) the proceeds from a Permitted Acquisition Disposition if the consideration paid or payable in respect of the Subject Proposed Acquisition is solely Excess Cash Flow Consideration, or (z) a portion of the proceeds from a Permitted Acquisition Disposition if the consideration paid or payable in respect of the Subject Proposed Acquisition is both Excess Cash Flow Consideration and Non-Excess Cash Flow Consideration in an amount equal to the total value of all proceeds received from such Permitted Acquisition Disposition multiplied by a fraction, the numerator of which is the value of the Excess Cash Flow Consideration paid or payable in respect of the Subject Proposed Acquisition and the denominator of which is the total value of all consideration paid or payable in respect of the Subject Proposed Acquisition. If all or any portion of such proceeds not so applied to the prepayment of the Loans are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice furnished pursuant to this subsection (v), such remaining portion shall be applied to the Loans in accordance with Section 2.05(d) on the last day of such specified period. Nothing contained in this subsection (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), (f), or (h) of the definition of Permitted Indebtedness and other than Subordinated Indebtedness incurred to finance a Permitted Acquisition), the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(vii) Within 3 Business Days following the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than (A) pursuant to the exercise of stock options issued by the Parent in connection with any stock incentive plan or other employee incentive plan, (B) to the extent used to finance a Permitted Acquisition, and (C) so long as no Default or Event of Default has occurred and is continuing, to the extent sold or issued in connection with a Qualified IPO), the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vii) shall not be deemed to be implied consent to any such sale or issuance otherwise prohibited by the terms and conditions of this Agreement.

(viii) Within 3 Business Days following the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts. Notwithstanding anything to the contrary contained herein, so long as no Default or an Event of Default shall have occurred and be continuing, proceeds of Extraordinary Receipts described in clause (ii) of the definition of Extraordinary Receipts shall not be required to be applied in mandatory prepayment of the Loans so long as (x) such proceeds are used to replace, repair or restore the properties or assets in respect of which such proceeds were paid or to acquire other properties or assets which are useful to the Borrower in the ordinary course of its business, consistent with past practices (the “Extraordinary Receipts Permitted Uses”), (y) the Borrower delivers a Reinvestment Notice to the Agents within 15 days after the date of the loss or destruction, as the case may be, stating that such proceeds will be used for one of the Extraordinary Receipts Permitted Uses within a period specified in the Reinvestment Notice not to exceed the earlier of (A) 180 days after the receipt of such proceeds (provided that if the Borrower becomes subject, within 180 days after the receipt of such proceeds, to a binding obligation to use the proceeds for one of the Extraordinary Receipts Permitted Uses, such 180 day period shall be extended to a 360 day period), and (B) the Final Maturity Date, and (z) such proceeds are deposited in a deposit account subject to a Account Control Agreement. If all or any portion of such proceeds not so applied to the prepayment of the Loans are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice furnished pursuant this subsection (viii), such remaining portion shall be applied to the Loans in accordance with Section 2.05(d) on the last day of such specified period.

(ix) Within 3 Business Days following the receipt by any Loan Party or any of its Subsidiaries of any foreign, United States, state or local tax refunds, the Borrower shall, (A) if (1) the Senior Leverage Ratio of the Parent and its Subsidiaries is greater than or equal to 3.00:1.00 as of the date of such receipt, or (2) the Senior Leverage Ratio of the Parent and its Subsidiaries was greater than or equal to 3.00:1.00 as of the last day of the tax period related to such refund, prepay the outstanding principal of the Loans in an amount equal to 50% of such refunds, net of any reasonable expenses incurred in collecting such refunds, or (B) if (1) the Senior Leverage Ratio of the Parent and its Subsidiaries is less than 3.00:1.00 as of the date of such receipt, or (2) the Senior Leverage Ratio of the Parent and its Subsidiaries was less than 3.00:1.00 as of the last day of the tax period related to such refund, prepay the outstanding principal of the Loans in an amount equal to 25% of such refunds, net of any reasonable expenses incurred in collecting such refunds .

(d) Application of Payments. In connection with each prepayment pursuant to subsections (c)(iv), (c)(v), (c)(vi), (c)(vii), (c)(viii), and (c)(ix) above, first, up to 75% of the amount of the proceeds required to be used to prepay the Loans shall be applied to the Revolving Loans (without a reduction in the Revolving Commitment), until paid in full, and second, the remaining amount of the proceeds required to be used to prepay the Loans shall be applied to the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of their maturity (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c)(iii) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees. In addition to the fees set forth in this Agreement, the Borrower shall pay to the Collateral Agent the fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.

Section 2.07 Securitization. The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs (other than costs in a de minimis amount) on the Borrower and (ii) any such amendment or additional documentation does not adversely affect the rights (other than effects of a de minimis nature), or increase the obligations (other than increases of a de minimis nature), of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans, and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization.

Section 2.08 Taxes. (a) Except as otherwise required by law, all payments made by any Loan Party hereunder or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. Except as otherwise provided in this Section 2.08, all such payments shall be made free and clear of and without deduction or withholding for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding (A) taxes on the net income of, franchise taxes (imposed in lieu of net income taxes), and branch profit taxes of, any Lender or any Agent imposed by the jurisdiction in which such Lender or such Agent is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person’s principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof, (B) any taxes that are attributable to such Lender’s or such Agent’s failure to comply with the requirements of Section 2.08(c) except to the extent that such Lender’s failure to comply is the result of a Change In Law occurring after the date that such Lender became a party hereunder that results in such Lender not being able to legally deliver the forms described in such Section, or (C) any taxes that are imposed as a result of any event occurring after the Lender or Agent becomes a Lender or Agent other than a Change In Law (such non-excluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions, interest, penalties, and other similar liabilities being hereinafter collectively referred to as “Taxes”). If any Loan Party shall be required by law, rule, regulation or any interpretation of any relevant Governmental Authority to deduct or to withhold any Taxes from or in respect of any amount payable hereunder,

(i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the Agents pursuant to this sentence) the Lenders and the Agents receive an amount equal to the sum they would have received had no such deduction or withholding been made,

(ii) such Loan Party shall make such deduction or withholding, and

(iii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by any Loan Party, as promptly as possible thereafter, such Loan Party shall send the Lenders and the Agents an official receipt (or, if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Lenders and/or the Agents, as the case may be) showing payment. In addition, each Loan Party agrees to pay any present or future stamp, documentary, excise, property or similar taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as “Other Taxes”).

(b) The Loan Parties will indemnify the Lenders and the Agents for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Lender or any Agent and any liability (including penalties, interest and reasonable expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 10 days from the date on which any such Lender or any such Agent makes written demand therefor, which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim. If a Lender or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.08, it promptly shall notify the Borrower of the availability of such refund claim and shall make a timely claim to such taxation authority for such refund at the Borrower’s expense. If a Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) or a permanent net tax benefit in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.08, it shall within 30 days from the date of such receipt pay over the amount of such refund or permanent net tax benefit to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority or loses such net tax benefit.

(c) Each Lender that is not a “United States person” within the meaning of the IRC hereby agrees that:

(i) it shall, no later than the Restatement Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.08 hereof after the Restatement Effective Date, on or before the date upon which such Lender becomes a party hereto), and from time to time thereafter as may be required by the IRC or other laws of the United States as a condition to exemption from United States withholding tax, deliver to the Agents: (A) an accurate, complete and signed original and one copy of U.S. Internal Revenue Service Form W-8ECI or successor form, (B) an accurate, complete and signed original and one copy of U.S. Internal Revenue Service Form W-8BEN or successor form, or (C) an accurate, complete and signed original and one copy of U.S. Internal Revenue Service Form W-8IMY or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement, if applicable, free from withholding of United States Federal income tax;

(ii) if at any time such Lender changes its lending office or offices or selects an additional lending office for purposes of this Agreement, it shall, at the same time or reasonably promptly thereafter, deliver to the Agents the appropriate forms as described in clause (i) above in replacement for, or in addition to, the forms previously delivered by it hereunder;

(iii) it shall deliver the appropriate forms as described in clause (i) above promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Lender. Each such Lender shall promptly notify the Agents at any time it determines that it is no longer in a position to provide any previously delivered forms to the Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(iv) if such Lender that is not a “United States person” within the meaning of the IRC is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the IRC, such Lender represents and warrants that such Lender is (A) not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) not a “10 percent shareholder” of the Parent within the meaning of Section 871(h)(3)(B) of the IRC and (C) not a CFC receiving interest from a related person within the meaning of Section 864(d)(4) of the IRC, and such Lender that is not a “United States person” within the meaning of the IRC agrees that it shall provide the Agents with prompt notice at any time after becoming a Lender hereunder in the event that at such time it could no longer make any of the foregoing representations and warranties.

Each Lender that is a “United States person” within the meaning of the IRC, other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, no later than the Restatement Effective Date or, in the case of a Lender which becomes a party hereto pursuant to Section 12.08, the date upon which such Lender becomes a party hereto, deliver to the Agents an accurate, complete and signed copy of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Lender is on the date of delivery thereof entitled to an exemption from United States backup withholding tax.

(d) If any Loan Party fails to perform any of its obligations under this Section 2.08, such Loan Party shall indemnify the Lenders and the Agents for any taxes, interest or penalties that may become payable as a result of any such failure.

(e) For any period with respect to which a Lender has failed to provide the Agents with the appropriate form, certificate or other document described in subsection (c) above (other than if such failure is due to a Change In Law occurring after the date on which such form, certificate or other document was initially required to be provided), such Lender shall not be entitled to additional amounts or indemnification under subsections (a) or (b) of this Section 2.08 with respect to Taxes imposed by the United States by reason of such failure unless such failure is cured.

(f) Any Lender claiming additional amounts or an indemnification payment pursuant to this Section 2.08 agrees to use reasonable efforts (if requested in writing to do so by the Borrower and subject to such Lender’s internal policies and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if (i) the making of such a change would avoid the need for, or materially reduce the amount of, such additional amounts or indemnification payments, (ii) would not require such Lender to disclose any information such Lender deems confidential, and (iii) would not, in the sole determination of such Lender, otherwise be disadvantageous to such Lender.

(g) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III.

[INTENTIONALLY OMITTED]

ARTICLE IV.

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 [Intentionally Omitted]

Section 4.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document; provided that so long as no Default or Event of Default shall have occurred and be continuing, (i) all out-of-pocket fees and expenses of the Agents and Lenders shall be invoiced to the Borrower with payment terms of Net 30, and shall be charged to the Loan Account only if the Borrower fails to pay any invoice in accordance with its terms, and (ii) the Administrative Agent shall provide the Borrower with at least 3 Business Days notice prior to the due date of any required payment of interest, which notice shall specify the amount and due date of such interest payment, and such interest payment shall be charged to the Loan Account only if the Borrower fails to make such interest payment on the due date specified in such notice. Each of the Lenders and the Borrower agrees, subject to the proviso in the foregoing sentence, that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as applicable, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, to pay interest due in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (v) fifth, ratably to pay interest due in respect of the Revolving Loans until paid in full; (vi) sixth, ratably, (A) in an amount up to the Hedging Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default, to pay the principal of the Hedging Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations in an amount equal to 105% of the amount of such Obligations) until paid in full, and (B) ratably to pay principal of the Revolving Loans until paid in full; (vi) seventh, ratably to pay any fees and indemnities then due to the Term Loan Lenders until paid in full; (viii) eighth, ratably to pay interest due in respect of the Term Loan until paid in full; (ix) ninth, ratably to pay principal of the Term Loan until paid in full, and (x) tenth, to the ratable payment of all other Obligations then due and payable until paid in full (including the cash collateralization of any contingent Hedging Obligations in an amount equal to 105% of the amount of such Hedging Obligations).

(c) [Intentionally Omitted].

(d) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender, or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, or any Agent or any Person controlling any such Lender or Agent with any request or directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or any Person controlling any such Lender or Agent (in each case, whether or not having the force of law), shall (i) subject any Lender, any Agent, or any Person controlling any such Lender or Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or change the basis of taxation of payments to any Lender, any Agent or any Person controlling any such Lender or Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or any Person controlling any such Lender or Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or any Person controlling any such Lender or Agent or (iii) impose on any Lender, any Agent or any Person controlling any such Lender or Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender, or any Agent of making any Loan by an amount which such Lender or Agent deems material, or agreeing to make any Loan or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, upon demand by any such Lender or any such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.

(b) If any Lender or any Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, or any Agent or any Person controlling any such Lender or Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or any Person controlling any such Lender or Agent, and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender’s, any Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s, any Agent’s or any such other controlling Person’s capital to a level below that which such Lender, such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender’s, such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or any Agent the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s, such Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s, or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error; provided that the Borrower shall not be required to compensate a Lender, an Agent, or any Person controlling such Lender or Agent or pursuant to this Section 4.05 for any increased costs incurred or reductions suffered unless such Lender, Agent or controlling Person, as applicable, gives notice to the Borrower of the change in law or other action described in Section 4.05(a) or 4.05(b) giving rise to such increased costs or reductions and such Lender’s, Agent’s or controlling Person’s intention to claim compensation therefore, within 180 days after such Lender, Agent or controlling Person, as applicable, receives notice that it will suffer an increased cost or reduced return.

(d) If any Lender, Agent, or any Person controlling such Lender or Agent requests compensation or indemnification pursuant to this Section 4.05, then, upon the written request of the Borrower, such Lender, Agent, or Person controlling such Lender or Agent (as applicable) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.08) to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or materially reduce amounts payable in the future and (ii) would not subject such Lender, Agent, or Person controlling such Lender or Agent (as applicable) to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, Agent, or Person controlling such Lender or Agent (as applicable).

(e) If any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an affected Lender or that such Lender is entitled to receive payments under either Section 2.08 or this Section 4.05, the Borrower may, so long as no Event of Default shall have occurred and be continuing, permanently replace such Increased-Cost Lender with one or more substitute Lenders (each, a “Replacement Lender”), and such Increased-Cost Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Increased-Cost Lender shall specify an effective date for such replacement, which date shall not be later than 10 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Increased-Cost Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Increased-Cost Lender being repaid its share of the outstanding Obligations. If the Increased-Cost Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Increased-Cost Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Increased-Cost Lender shall be made in accordance with the terms of Section 12.07.

Section 4.06 Joint and Several Liability of each Person Composing the Borrower.

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Person composing the Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Persons composing the Borrower and in consideration of the undertakings of the other Persons composing the Borrower to accept joint and several liability for the Obligations. Each of the Persons composing the Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Persons composing the Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Persons composing the Borrower without preferences or distinction among them. If and to the extent that any of the Persons composing the Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Persons composing the Borrower will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Persons composing the Borrower under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Persons composing the Borrower, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 4.06 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Persons composing the Borrower as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing the Borrower or to exhaust any remedies available to it or them against any of the other Persons composing the Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) No Person composing the Borrower will exercise any rights that it may now or hereafter acquire against any Loan Party or any guarantor that arise from the existence, payment, performance or enforcement of such Person’s obligations under this Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right.

ARTICLE V.

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent. The obligation of the Lenders (or any member thereof) to make the initial Loans (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the reasonable satisfaction of the Administrative Agent, of each of the conditions precedent set forth below:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and/or 12.04.

(b) [Intentionally Omitted]

(c) [Intentionally Omitted]

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Restatement Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Restatement Effective Date:

(i) the Security Agreement;

(ii) the Ratification Agreement;

(iii) the Fee Letter;

(iv) the Flow of Funds Agreement;

(v) [intentionally omitted];

(vi) [intentionally omitted];

(vii) certified copies of all effective financing statements which name as debtor any Loan Party, together with copies of such financing statements, none of which, except for Permitted Liens and as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except for Permitted Liens and as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(viii) a copy of the resolutions of each Loan Party, certified as of the Restatement Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(ix) a certificate of an Authorized Officer of each Loan Party, certifying the names, offices, and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith;

(x) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states (except, in the case of the states of foreign qualification, where the failure to be so qualified or in good standing, or to pay such taxes, could not reasonably be expected to result in a Material Adverse Affect);

(xi) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Restatement Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein;

(xii) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Restatement Effective Date by an Authorized Officer of such Loan Party;

(xiii) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, substantially in the form of Exhibit 5.01(d);

(xiv) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.02(b);

(xv) a copy of the Financial Statements, certified by an Authorized Officer of the Parent;

(xvi) a copy of the financial projections described in Section 6.01(g)(ii) hereof, which projections shall be reasonably satisfactory in form and substance to the Agents;

(xvii) a certificate of an Authorized Officer of the Parent, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis based on the most recent financial statements of the Parent and its Subsidiaries and after giving effect to the receipt of the proceeds of the Loans to be made on the Restatement Effective Date and the aggregate outstanding principal amount of the Existing Revolving Loans as of the Restatement Effective Date, with the financial covenants contained in Section 7.03; and

(xviii) a certificate of an Authorized Officer of each Loan Party, certifying as to the solvency of such Loan Party, which certificate shall be reasonably satisfactory in form and substance to the Collateral Agent.

(e) Material Adverse Effect. The Collateral Agent shall have determined, in its reasonable judgment, that no event or development shall have occurred since December 31, 2005 which could reasonably be expected to result in a Material Adverse Effect.

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) [Intentionally Omitted].

(k) Availability. After giving effect to (i) all Revolving Loans to be made on the Restatement Effective Date and the aggregate outstanding principal amount of the Existing Revolving Loans as of the Restatement Effective Date, and (ii) the payment of all fees and expenses required to be paid by the Borrower on the Restatement Effective Date under this Agreement and the other Loan Documents, Availability plus Qualified Cash shall not be less than $5,000,000. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Availability.

(l) Loans on Restatement Effective Date. The sum of the aggregate amount of all Revolving Loans to be made on the Restatement Effective Date plus the aggregate outstanding principal amount of the Existing Revolving Loans as of the Restatement Effective Date shall not exceed $70,000,000. The sum of the aggregate amount of all Loans to be made on the Restatement Effective Date plus the aggregate outstanding amount of the Existing Revolving Loans as of the Restatement Effective Date shall not exceed 5.0 times TTM EBITDA for the most recently completed 12 month period set forth in the Financial Statements.

(m) Restatement Effective Date Dividend. The Agents shall be satisfied that the payment of the Restatement Effective Date Dividend complies with all applicable laws, rules, regulations and orders.

Section 5.02 Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections 2.06 and 12.04 hereof; provided that, with respect to out-of-pocket fees, costs, and expenses of the Agents and Lenders payable by the Borrower, such out-of-pocket fees, costs, and expenses have been invoiced to the Borrower.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the request for a borrowing by the Borrower hereunder (including submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan), and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender by any Loan Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, and (iii) the conditions set forth in this Section 5.02 have been satisfied or waived as of the date of such request.

(c) [Intentionally Omitted].

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party (or, if expressly noted otherwise, the specific Loan Party making the representation and warranty) hereby represents and warrants to the Agents and the Lenders:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which such qualification or good standing is required, except, in the case of jurisdictions of foreign qualification, where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, any applicable law or any third party contractual restriction binding on or otherwise affecting it or any of its properties except where contravention of a third party contractual restriction could not reasonably be expected to result in a Material Adverse Effect, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party except where the failure to obtain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered a proceeding in equity or at law.

(e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Parent as of the Restatement Effective Date. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries free and clear of all Liens (other than Liens under the Loan Documents and Permitted Liens). There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower, in each case, other than as set forth on Schedule 6.01(e).

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party, written threat of any action, suit or proceeding affecting any Loan Party before any court or other Governmental

Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Restatement Effective Date, none of the Loan Parties holds any commercial tort claims involving a claim in excess of $250,000 in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2005 no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender projected monthly balance sheets, income statements and statements or projections of cash flows of the Parent and its Subsidiaries for the period ending December 31, 2007 and quarterly balance sheets, income statements and statements or projections of cash flows of the Parent and its Subsidiaries for the period ending December 31, 2009. Such projections are believed by the Parent at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Parent, and have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent is not aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties and which could reasonably be expected to result in a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates has (nor, to the knowledge of any Loan Party, any fiduciary (other than any Loan Party or its ERISA Affiliates) of any Employee Plan has) (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC except as would not be reasonably expected to result in liabilities exceeding $100,000 on a consolidated aggregate basis for any Loan Party and any of its ERISA Affiliates, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the IRC, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than online career services and businesses reasonably related or ancillary thereto.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to result in, a Material Adverse Effect.

(n) Permits, Etc. Except as has not had a Material Adverse Effect or as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. Except as has not had a Material Adverse Effect or as could not reasonably be expected to result in a Material Adverse Effect, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all assets (not including intellectual property) material to its business, free and clear of all Liens other than Permitted Liens, except where the failure to comply with any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. All such assets are in good working order and condition, ordinary wear and tear excepted. Schedule 6.01(o) sets forth a complete and accurate list, as of the Restatement Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party.

(p) Full Disclosure. All factual information (taken as a whole) provided by or on behalf of any Loan Party or its Subsidiaries in writing to any Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter provided by or on behalf of any Loan Party or its Subsidiaries in writing to any Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or provided and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided that, with respect to projected financial information, each Loan Party represents only that such information prepared by it was prepared in good faith based upon assumptions believed to be reasonable at the time.

(q) [Intentionally Omitted].

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law. Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Restatement Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used to (i) pay the dividend described in Section 7.02(h)(F), (ii) pay fees and expenses in connection with the transactions contemplated hereby, and (iii) fund working capital and general corporate purposes of the Borrower and its Subsidiaries.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Restatement Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with the name of the bank or broker dealer at which such deposit or other account is maintained, the account number and the purpose thereof.

(w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, and other intellectual property rights that are necessary for the operation of its business, without, to the best knowledge of each Loan Party, infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Restatement Effective Date of (i) all such material patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, and other registered intellectual property rights of each Loan Party, and (ii) all material intellectual property licenses of each Loan Party. Except as set forth on Schedule 6.01(w), (A) no claim or litigation regarding any of the foregoing is pending or threatened in writing, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (B) the foregoing is free and clear of all Liens other than Permitted Liens. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any governmental statute, law, rule, regulation, standard or code is pending, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(x) [Intentionally Omitted].

(y) Investment Company Acts. None of the Loan Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand.

(bb) No Bankruptcy Filing. No Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it.

(cc) Separate Existence.

(i) All necessary formalities regarding the corporate existence of the Parent and Dice have been at all times observed since their formation. All necessary formalities regarding the corporate existence of each Subsidiary of Dice that is a Borrower have at been at all times observed since the later of (A) its formation and (B) its acquisition by Dice.

(ii) Since their formation, the Parent and Dice have at all times accurately maintained their financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party (other than any Loan Party) and any other Person (other than any Loan Party). Since the later of (A) its formation and (B) its acquisition by Dice, each Subsidiary of Dice that is a Borrower has at all times accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party (other than any Loan Party) and any other Person (other than any Loan Party).

(iii) Since its formation, neither the Parent nor the Borrower have at any time commingled its assets with those of any of its Affiliates (other than any Loan Party) or any other Person (other than any Loan Party). Since the later of (A) its formation and (B) its acquisition by Dice, each Subsidiary of Dice that is a Borrower has at no time commingled its assets with those of any of its Affiliates (other than any Loan Party) or any other Person (other than any Loan Party).

(iv) Since their formation, the Parent and the Borrower have at all times identified themselves in all dealings with the public, under their own name or tradenames and as separate and distinct Persons. Since the later of (A) its formation and (B) its acquisition by Dice, each Subsidiary of Dice that is a Borrower has at all times identified themselves in all dealings with the public, under their own name or tradenames and as separate and distinct Persons.

(v) Since its formation, neither the Parent nor the Borrower have at any time identified itself as being a division or a part of any other Person (other than any Loan Party). Since the later of (A) its formation and (B) its acquisition by Dice, no Subsidiary of Dice that is a Borrower has at any time identified itself as being a division or a part of any other Person (other than any Loan Party).

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the Restatement Effective Date of (i) the exact legal name of each Loan

Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) [Intentionally Omitted].

(ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time.

(gg) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders and the Hedging Providers, a legal, valid and enforceable security interest in the Collateral covered thereby. Such security interests in and Liens on the Collateral granted thereby are perfected, to the extent perfection can be accomplished through the filing of financing statements, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, to the extent perfection can be accomplished by making such filings.

ARTICLE VII.

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will and will cause each of its Subsidiaries to:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Parent, unaudited consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets,

consolidated statements of operations and shareholder’s equity and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries (or, for the last month in a fiscal quarter, within 45 days after the end of such fiscal month), internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated statements of cash flows as at the end of such fiscal month, in each case in the form prepared by the Borrower as of the date hereof or otherwise in form and substance reasonably satisfactory to the Agents, and all in reasonable detail;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) for the financial statements delivered pursuant to Section 7.01(a)(i) or, with respect to the fourth fiscal quarter of any Fiscal Year, the financial statements delivered for the last fiscal month of such fiscal quarter pursuant to Section 7.01(a)(iii), attaching a schedule showing the calculation of the financial covenants specified in Section 7.03;

(v) [intentionally omitted];

(vi) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clause (i) of this Section 7.01(a) (or, in the case of the fourth fiscal quarter of the Parent, in the last fiscal month of such fiscal quarter simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a)), a Borrowing Base Certificate, current as of the last day of the applicable quarter, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time; provided that if the most recent Senior Leverage Ratio of the Parent and its Subsidiaries (determined each fiscal quarter on the date the Loan Parties deliver to Agents and Lenders the certified calculation of the Senior Leverage Ratio pursuant to Section 7.01(a)(iv) hereof) is greater than 4.5:1.00, then for the immediately succeeding fiscal quarter, the Borrowing Base Certificate shall be delivered simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a); provided further that if the Parent and its Subsidiaries fail to provide the certified calculation of the Senior Leverage Ratio when such certified calculation is due, the Borrowing Base Certificate shall be delivered simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) until the date on which such certified calculation is delivered;

(vii) on or before January 31 of each year, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis in the form prepared by the Borrower as of the date hereof or otherwise in form and substance reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any action, suit, or proceeding against any Loan Party (including any action, suit, or proceeding threatened in writing other than routine inquiries by such Governmental Authority);

(ix) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 5 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 5 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi) promptly after the commencement thereof but in any event not later than 10 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xii) [intentionally omitted];

(xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv) promptly upon receipt thereof, copies of all management letters, if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party to execute and deliver to the Collateral Agent promptly and in any event within 15 Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a joinder to the Security Agreement, together with (x) if such Subsidiary has any Domestic Subsidiaries, (I) certificates evidencing all of the Capital Stock of such Subsidiary owned by such Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such

Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates evidencing 65% of the outstanding voting Capital Stock of such Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) if the Subsidiary has real property that would constitute After Acquired Real Property if it were acquired by a Loan Party, one or more Mortgages creating on such real property of such Subsidiary a perfected, first priority Lien (subject to Permitted Liens) on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance reasonably satisfactory to the Collateral Agent, together with such other agreements, instruments and documents required under Section 7.01(o); provided that the Collateral Agent shall not require a Mortgage and other documents for any parcel of real property if the mortgage recording tax associated therewith is substantial (in the reasonable judgment of the Collateral Agent) in relation to the Current Value of such real property, and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage, or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets (other than real property that would not constitute After Acquired Real Property if it were acquired by a Loan Party) of such Subsidiary shall become Collateral for the Obligations; provided that none of the foregoing documents shall be required to be provided to Collateral Agent with respect to any Subsidiary of a Loan Party that is a CFC (or any Subsidiary of any such CFC); and

(ii) each Loan Party that is the owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 15 Business Days after the formation or acquisition of such Subsidiary a joinder to the Security Agreement (if it is not already a party thereto), together with (A) if such Subsidiary is a Domestic Subsidiary (other than any Subsidiary of a CFC) of such Loan Party, (w) certificates evidencing all of the Capital Stock of such Subsidiary owned by such Loan Party, (x) undated stock powers executed in blank, (y) such opinions of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent, or (B) if such Subsidiary is a CFC and a first-tier Subsidiary of such Loan Party, (w) certificates evidencing 65% of the outstanding voting Capital Stock of such Subsidiary owned by such Loan Party, (x) undated stock powers executed in blank, (y) such opinions of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws).

(d) Preservation of Existence, Etc. Other than as expressly permitted under Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which such qualification or good standing is required, except, in the case of jurisdictions of foreign qualification, where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent, at any time and from time to time, during reasonable business hours, to, at the sole expense of such Agent if no Event of Default shall have occurred and be continuing, (i) examine and make copies of and abstracts from its records and books of account, and (ii) visit it and discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives (the actions referred to in the foregoing clauses (i)– (ii), the “Agent Inspections”); provided that so long as no Event of Default shall have occurred and be continuing, Agent shall provide reasonable prior notice of any Agent Inspection and shall only conduct 2 Agent Inspections per year. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower agrees to pay (A) $1,750 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such Agent Inspections, and (B) the cost of all audits, appraisals and valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of the Agents.

(g) Maintenance of Properties, Etc. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is customarily maintained by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders and Hedging Providers, as its interests may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary for the proper conduct of its business.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) immediately notify the Agents of any material Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required by Environmental Laws to abate said Release; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law by any Loan Party, or (E) any Environmental Action filed against any Agent or any Lender, except to the extent such claim arises out of the gross negligence or willful misconduct of any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries (other than real property that does not meet the requirements of After Acquired Real Property), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better convey, grant, assign, and transfer unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) upon the occurrence and during the continuance of an Event of Default, authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, and (ii) advise the Collateral Agent of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon within 5 days of such material adverse change.

(m) [Intentionally Omitted].

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in form and substance reasonably satisfactory to the Agents.

(o) After Acquired Real Property. Promptly (and in any event within 10 days) following the acquisition by it or any of its Subsidiaries of any After Acquired Real Property, notify the Collateral Agent that such After Acquired Real Property was acquired and provide to the Collateral Agent a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (“Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Real Property shall immediately furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Real Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, reasonably desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require; provided that the Collateral Agent shall not require such Mortgage and other documents if the mortgage recording tax associated therewith is substantial (in the reasonable judgment of the Collateral Agent) in relation to the Current Value. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year of the Parent and its Subsidiaries (and appropriate related changes to this Agreement).

(q) Borrowing Base. Maintain all Revolving Loans in compliance with the then current Borrowing Base as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 7.01(a)(vi).

(r) [Intentionally Omitted].

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or authorize under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or authorize any security agreement (other than any Loan Document to which any Loan Party is a party) allowing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to any of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing unless such agreement is subject to the repayment in full of the Obligations and termination of the Commitments or the consent of the Lenders or the Required Lenders, as applicable), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing unless such agreement is subject to the repayment in full of the Obligations and termination of the Commitments or the consent of the Lenders or the Required Lenders, as applicable), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Domestic Subsidiary of any Loan Party (other than the Borrower) may be merged into another wholly-owned Domestic Subsidiary of a Loan Party, or may consolidate with another wholly-owned Domestic Subsidiary of such Loan Party, any wholly-owned Subsidiary of any Loan Party that is a CFC may be merged into another wholly-owned Subsidiary of a Loan Party that is a CFC, or may consolidate with another wholly-owned Subsidiary of such Loan Party that is a CFC, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, (E) such merger or consolidation is not between a Domestic Subsidiary of a Loan Party and a Subsidiary of a Loan Party that is a CFC, (F) the surviving Subsidiary, if any, if it is a Domestic Subsidiary is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation, and (G) all (or 65% in the case of a first tier Subsidiary that is a CFC) of the Capital Stock of the surviving Subsidiary is the subject of a Security Agreement which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii) any wholly-owned Domestic Subsidiary of any Loan Party (other than the Borrower) may be dissolved or wound-up so long as (A) the assets of such Domestic Subsidiary are transferred to the Borrower, (B) no other provision of this Agreement would be violated thereby, (C) such Loan Party gives the Agents at least 30 days prior written notice of such dissolution or winding-up, (D) no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction, (E) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such dissolution or winding-up, and (F) the Borrower shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Agents in order to include the transferred assets within the Collateral; provided that notwithstanding the foregoing, Measure Up, Inc. may be dissolved or wound-up and its assets transferred to any Person without satisfying the foregoing clauses (A) – (F).

(iii) any wholly-owned Subsidiary of any Loan Party that is a CFC may be dissolved or wound-up so long as (A) the assets of such Subsidiary are transferred to another wholly-owned Subsidiary of a Loan Party that is a CFC, (B) no other provision of this Agreement would be violated thereby, (C) such Loan Party gives the Agents at least 30 days prior written notice of such dissolution or winding-up, (D) no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction, and (E) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such dissolution or winding-up;

(iv) any Loan Party and its Subsidiaries may make Permitted Dispositions; and

(v) the Borrower and its wholly owned Subsidiaries may make Permitted Acquisitions.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make (other than commitments or agreements that are subject to the repayment in full of the Obligations and termination of the Commitments or the consent of the requisite Lenders) any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in (other than commitments or agreements that are subject to the repayment in full of the Obligations and termination of the Commitments or the consent of the Lenders or the Required Lenders, as applicable), or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make (other than commitments or agreements that are subject to the repayment in full of the Obligations and termination of the Commitments or the consent of the Lenders or the Required Lenders, as applicable) any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for Permitted Investments.

(f) Lease Obligations; After Acquired Real Property of any CFC. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction. Permit any Subsidiary of the Parent that is a CFC and not a Loan Party to acquire any After Acquired Real Property after the Restatement Effective Date.

(g) [Intentionally Omitted].

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) the Borrower may pay dividends or make advances to the Parent (1) in amounts necessary to pay customary expenses of the Parent in the ordinary course of its business solely as a result of its ownership and operation of the Borrower and its Subsidiaries (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (2) in amounts necessary to enable the Parent to pay taxes when due and owing solely as a result of its ownership of the Borrower and its Subsidiaries, (B) any Subsidiary of the Borrower may pay dividends to the Borrower, (C) any Subsidiary of the Borrower may pay dividends to the owner of such Subsidiary’s Capital Stock, (D) the Parent may pay dividends in the form of common Capital Stock, provided that no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment, (E) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent may make payments in an aggregate amount not to exceed $2,000,000 in any Fiscal Year for the repurchase, redemption, or retirement of Capital Stock of the Parent held by former employees, officers, and directors of the Parent, and (F) the Borrower may (and the Subsidiaries of Parent may make dividends so the Borrower may) pay a dividend to the Parent (and the Parent may pay a dividend to the holders of its Capital Stock with the proceeds thereof) on the Restatement Effective Date in an amount not to exceed $112,500,000 (the “Restatement Effective Date Dividend”) plus amounts required to be paid to the holders of vested options for the Parent’s Capital Stock in connection with such Restatement Effective Date Dividend.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, and (iii) transactions permitted by Sections 7.02(e) or (h).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or

(E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, except in each case for (i) the issuance or sale of Capital Stock (other than Prohibited Preferred Stock) by the Parent, (ii) the issuance or sale of Capital Stock (other than Prohibited Preferred Stock) by the Borrower to the Parent so long as such shares of Capital Stock are pledged to the Collateral Agent pursuant to a Security Agreement, or (iii) the issuance or sale of Capital Stock (other than Preferred Stock) a Subsidiary of the Borrower to the Borrower so long as such shares of Capital Stock are pledged to the Collateral Agent pursuant to a Security Agreement.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such

Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders in any material respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN; provided, however, that the Loan Parties or their Subsidiaries may change their names upon at least 15 days prior written notice to the Collateral Agent of such change and so long as, at the time of such written notification, the applicable Loan Party provides any financing statements necessary to perfect and continue as perfected the Collateral Agent’s Liens, or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except (A) any such amendments, modifications or changes to the charter documents of Jobsinthemoney, the sole effect of which would reduce the authorized number of outstanding shares of such entity, and (B) any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to require to become registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) [Intentionally Omitted].

(p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor and which could reasonably be expected to result in liabilities exceeding $1,000,000 on a consolidated aggregate basis for any Loan Party and any of its ERISA Affiliates; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(q) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) Senior Leverage Ratio. Permit the Senior Leverage Ratio of the Parent and its Subsidiaries as of the last day of each fiscal quarter to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Senior Leverage Ratio
March 31, 2007	5.50:1.00
June 30, 2007	5.50:1.00
September 30, 2007	5.00:1.00
December 31, 2007	4.50:1.00
March 31, 2008	4.00:1.00
June 30, 2008	4.00:1.00
September 30, 2008	3.50:1.00
December 31, 2008	3.50:1.00
March 31, 2009	3.00:1.00
June 30, 2009	3.00:1.00
September 30, 2009	3.00:1.00
December 31, 2009	3.00:1.00
March 31, 2010 and for the last day of each fiscal quarter thereafter	2.50:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the period of 4 consecutive fiscal quarters ended as of the last day of each fiscal quarter set forth below to be less than or equal to the applicable ratio set forth below:

First Quarter End	Fixed Charge Coverage Ratio
March 31, 2007	1.25:1.00
June 30, 2007	1.25:1.00
September 30, 2007	1.25:1.00
December 31, 2007 and for the last day of each fiscal quarter thereafter	1.50:1.00

(c) TTM EBITDA. If the Senior Leverage Ratio of the Parent and its Subsidiaries is greater than or equal to 3.0:1.0 as of the last day of any fiscal quarter set forth below, permit TTM EBITDA of the Parent and its Subsidiaries at the end of such fiscal quarter to be less than the applicable amount set forth below:

Fiscal Quarter End	TTM EBITDA
March 31, 2007	$38,000,000
June 30, 2007	$38,000,000
September 30, 2007	$40,000,000
December 31, 2007	$40,000,000
March 31, 2008	$45,000,000
June 30, 2008	$45,000,000
September 30, 2008	$45,000,000
December 31, 2008	$50,000,000
March 31, 2009	$50,000,000
June 30, 2009	$50,000,000
September 30, 2009	$50,000,000
December 31, 2009	$55,000,000
March 31, 2010	$55,000,000
June 30, 2010	$55,000,000
September 30, 2010	$55,000,000
December 31, 2010 and for the last day of each fiscal quarter thereafter	$60,000,000

(d) Capital Expenditures. Make Capital Expenditures in any Fiscal Year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2007	$6,000,000
Fiscal Year 2008	$6,500,000
Fiscal Year 2009	$7,000,000
Fiscal Year 2010	$7,500,000
Fiscal Year 2011	$8,000,000
Fiscal Year 2012	$8,500,000

provided that if the amount of the Capital Expenditures permitted to be made in any Fiscal Year as set forth in the above table is greater than the actual amount of the Capital Expenditures actually made in such Fiscal Year (such amount, the “Excess Amount”), then such Excess Amount (the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year; provided further that the Carry-Over Amount applicable to one Fiscal Year may not be carried forward to another Fiscal Year.

ARTICLE VIII.

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral. (a) The Parent and its Subsidiaries shall assist the Administrative Agent in (i) during the term of this Agreement, maintaining one or more lockboxes identified on Schedule 8.01 hereto (collectively, the “Lockboxes”) with the financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Borrower and reasonably acceptable to the Administrative Agent in its sole discretion (each being referred to as an “Account Control Bank”), and (ii) during the term of this Agreement, maintaining deposit accounts (each, a “Control Account” and, collectively, the “Control Accounts”) with each Account Control Bank. The Parent and its Subsidiaries shall assist the Administrative Agent in entering into Account Control Agreements relating to the Control Accounts with the applicable Loan Party, Administrative Agent, and the Account Control Bank. The Parent and its Subsidiaries shall irrevocably instruct (it being understood and agreed that payment instructions set forth on invoices are sufficient to satisfy such instruction) its Account Debtors and Credit Card Processors, with respect to Accounts Receivable of the Borrower, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment to a Control Account and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Control Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day; provided that the Parent and its Subsidiaries shall not be required to so instruct an Account Debtor if (i) the aggregate amount of the Accounts Receivable related to such Account Debtor was less than $25,000 during the most recently ended 12 month period, and (ii) the aggregate amount of the Accounts Receivable related to all Account Debtors to whom no such instruction is given was less than $50,000 during the most recently ended 12 month period. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Parent or any of its Subsidiaries from any Account Debtor, as proceeds from their Accounts Receivable, or as proceeds of any other Collateral, shall be promptly deposited by the Parent or such Subsidiaries in original form into a Control Account.

(b) Each Account Control Bank shall establish and maintain Account Control Agreements regarding the Control Accounts with the Administrative Agent and the applicable Loan Party, in form and substance reasonably acceptable to the Agents; provided that the Loan Parties may have investments in an aggregate amount not to exceed $100,000 in any deposit account or securities account without delivering to Agents an Account Control Agreement with respect thereto; provided further that the Grantors need not deliver an Account Control Agreement for any deposit account that is used solely as a payroll account. Except as otherwise agreed to in writing by the Administrative Agent, each such Account Control Agreement shall provide, among other things, that (i) the Account Control Bank will comply with any instructions originated by Administrative Agent directing the disposition of the funds in the applicable Control Account without further consent by the applicable Loan Party, (ii) the Account Bank has no rights of setoff or recoupment or any other claim against the applicable Control Account other than for payment of its service fees and other charges directly related to the administration of such Control Account and for returned checks or other items of payment, and (iii) from and after the date (the “Triggering Event Date”) that the Account Control Bank receives written notification from the Administrative Agent (the “Triggering Event Notice”), the Account Control Bank will forward, by daily sweep, all amounts in the applicable Control Account to the Administrative Agent’s Account. Administrative Agent agrees that it shall not (a) originate any instructions contemplated by clause (i) of the proviso in the immediately preceding sentence or (b) provide a Triggering Event Notice, in each case unless and until an Event of Default has occurred and is continuing. Once an Event of Default has occurred and is continuing, (x) Administrative Agent shall be free to exercise its right to issue a Triggering Event Notice, and (y) Administrative Agent shall issue a Triggering Event Notice upon the request of the Required Lenders. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 [Intentionally Omitted].

Section 8.03 [Intentionally Omitted].

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

Section 8.05 CFCs. Anything to the contrary contained in the foregoing notwithstanding, no CFC and no Subsidiary of a CFC shall be required to comply with the terms of this Article VIII if such CFC or such Subsidiary (as the case may be) is not required to become a Loan Party pursuant to Section 7.01(b).

ARTICLE IX.

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and, in the case of this clause (ii) such failure to pay shall continue for 3 Business Days after the due date;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) clauses (b), (c), (d), (f), or (n) of Section 7.01, Section 7.02, clauses (b) or (c) of Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party, or (ii) clauses (a), (e), (g), (h), (i), (j), (k), (l), (o), (p), or (q) of Section 7.01 and clause (a) of Section 7.03 and (in circumstances described in this clause (ii)) such failure, if capable of being remedied, shall remain unremedied for 5 Business Days, after the earlier of the date a senior officer of any Loan Party shall have become aware of such failure or the date written notice of such default shall have been given by any Agent or Lender to such Loan Party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) the Parent or any of its Subsidiaries shall fail to pay any principal of or interest on any of its Indebtedness (excluding the Obligations) in excess of $2,000,000, or any premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and, except to the extent permitted by the terms hereof or thereof, perfected and first priority Lien in favor of the Collateral Agent for the benefit of the Lenders and the Hedging Providers on any Collateral purported to be covered thereby;

(j) [intentionally omitted];

(k) one or more judgments or orders for the payment of money exceeding $2,000,000 in the aggregate shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied, or the Parent or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits or proceedings affecting any

Loan Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $2,000,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 20 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order or settlement;

(l) the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 30 consecutive days;

(m) any cessation of a substantial part of the business of any Loan Party for a period of more than 30 consecutive days which materially and adversely affects the ability of any Loan Party to continue its business on a profitable basis;

(n) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $2,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $2,000,000;

(o) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $2,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(p) the Parent or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect; or

(q) a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X.

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.

Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.08 hereof, signed by such payee and in form reasonably satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.08. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.

(a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent (with the consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall not be required (i) if an Event of Default has occurred and is continuing, or (ii) if the successor Agent is one of the Agents under this Agreement or was previously an Agent under this Agreement). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent (and with the consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall not be required (i) if an Event of Default has occurred and is continuing, or (ii) if the successor Agent is one of the Agents under this Agreement or was previously an Agent under this Agreement) shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.05. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders and the Hedging Providers upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the

Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(e) [Intentionally Omitted]

Section 10.09 Agency for Perfection. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI.

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 11.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders with respect thereto. The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each

Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents, the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.08.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash and (iii) all Commitments have been terminated, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

DICE INC.

3 Park Avenue, 33rd Floor

New York, NY 10016

Attention: Brian P. Campbell, Esq.

Telecopier: 212-725-9127

with a copy to:

GENERAL ATLANTIC LLC

c/o General Atlantic Service Corporation

3 Pickwick Plaza

Greenwich, CT 06830

Attention: Christopher Lanning

Telecopier: 203-418-1780

and with an additional copy to:

QUADRANGLE GROUP LLC

375 Park Avenue

New York, NY 10152

Attention: Jeffrey Nordhaus

Telecopier: 212-418-1780

and with an additional copy to:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Dale M. Sarro, Esq.

Telephone: 212-373-3393

Telecopier: 212-757-3990

and with an additional copy to:

DAVIS POLK & WARDWELL

450 Lexington Avenue

New York, NY 10017

Attention: Joseph Hadley

Telecopier: 212-450-3618

if to the Administrative Agent, to it at the following address:

ABLECO FINANCE LLC

299 Park Avenue, 24th Floor

New York, New York 10171

Attention: Daniel Wolf

Telephone: 212-891-2121

Telecopier: 212-891-1541

with a copy to:

CERBERUS CALIFORNIA, INC.

11812 San Vicente Boulevard, Suite 300

Los Angeles, California 90049

Attention: Michael B. Grenier; Craig Brooks

Telephone: 310-903-5010; 310-903-5013

Telecopier: 310-826-9203

and with an additional copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: John Francis Hilson, Esq.

Telephone: 213-683-6300

Telecopier: 213-996-3300

if to the Collateral Agent, to it at the following address:

ABLECO FINANCE LLC

299 Park Avenue, 24th Floor

New York, New York 10171

Attention: Daniel Wolf

Telephone: 212-891-2121

Telecopier: 212-891-1541

with a copy to:

CERBERUS CALIFORNIA, INC.

11812 San Vicente Boulevard, Suite 300

Los Angeles, California 90049

Attention: Michael B. Grenier; Craig Brooks

Telephone: 310-903-5010; (310) 903-5013

Telecopier: 310-826-9203

and with an additional copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: John Francis Hilson, Esq.

Telephone: 213-683-6300

Telecopier: 213-996-3300

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.

All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent, as the case may be.

Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Secured Hedging Agreements), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any reduction in the Commitments or any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders and the Hedging Providers, or release the Borrower or any Guarantor (other than, with respect to a release of a Guarantor, in connection with a merger, dissolution or other corporate change expressly permitted by Sections 7.02(c)(i), (ii), or (iii), in which case no consent of the Lenders or the Collateral Agent shall be required), (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, or (vii) amend the definition of “Borrowing Base”, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 Replacement of Holdout Lender.

(a) If any action to be taken by the Lenders hereunder requires the unanimous consent, authorization, or agreement of all Lenders and (i) at least the Required Lenders have consented to such action and (ii) a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.08. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Loans.

Section 12.04 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.05 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.06 Right of Set-off.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to the Borrower or any deposit accounts of the Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 12.07 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.08 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the Loan Documents without the prior written consent of each Agent and each Lender and any such assignment without such prior written consent shall be null and void.

(b) Each Lender may, with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans made by it). Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or, if less, the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an Affiliate of a Lender or a Related Fund). The parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required if the assignee is an Affiliate of a Lender or a Related Fund). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that no assignee shall be entitled to receive any greater payment under Section 2.08 or Section 4.05 than the assignor Lender would have been entitled to receive thereunder except to the extent that the entitlement to such payment under Section 2.08 or Section 4.05 is the result of a Change In Law occurring after the effective date of the assignment to such assignee. For the sake of clarity, any assignee claiming the benefits of Section 2.08 shall comply with the requirements of Section 2.08(c). Anything to the contrary contained in this Section 12.08(b) notwithstanding, without the consent of the Borrower, no Lender shall assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents to a Person who is a direct competitor of the Borrower (if and only if such assigning Lender has actual knowledge that such proposed assignee is a direct competitor of the Borrower); provided that the foregoing restriction shall not be applicable if (1) an Event of Default has occurred and is continuing, (2) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the Lender making such assignment, or (3) the proposed assignee is a finance company, fund or other similar entity which merely has an economic interest in any such direct competitor that has been so identified, and is not itself such a direct competitor that has been so identified.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Collateral Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s) and the old registered note, if any, shall be returned by the Collateral Agent to the Borrower marked “cancelled”. Prior to the registration of the assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any sale, assignment, or subparticipation of any such participation in a Registered Loan (and the participation certificate or other document, if any, evidencing the same) may be effected only by the registration of such sale, assignment, or subparticipation on the Participant Register.

(h) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment or the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or the Borrower or any Guarantor (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender, and that all payments under Section 2.08 or Section 4.05 shall be determined as if such

Lender had not sold such participation. Anything to the contrary contained in this Section 12.08(h) notwithstanding, without the consent of the Borrower, no Lender shall sell participations in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents to a Person who is a direct competitor of the Borrower if the selling Lender has actual knowledge that the proposed participant is a direct competitor of the Borrower; provided that the foregoing restriction shall not be applicable if (1) an Event of Default has occurred and is continuing, (2) such participation is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the Lender selling such participation, or (3) the proposed participant is a finance company, fund or other similar entity which merely has an economic interest in any such direct competitor that has been so identified, and is not itself such a direct competitor that has been so identified.

Section 12.09 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.10 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.11 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY, HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH PARTY, IF IT IS A LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, AND IF IT IS AN AGENT

OR LENDER, C/O SUCH AGENT OR LENDER, AT SUCH AGENT’S OR LENDER’S ADDRESS FOR NOTICES SET FORTH IN SECTION 12.01 OR AT SUCH OTHER ADDRESS AS SHALL BE DESIGNATED BY SUCH AGENT OR LENDER IN A WRITTEN NOTICE TO THE OTHER PARTIES COMPLYING AS TO DELIVERY WITH THE TERMS OF SECTION 12.01. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.12 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.13 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.14 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.15 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent, such Lender in payment or on account of any of the Obligations, such Agent, such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender.

Section 12.16 Indemnification. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.16 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.16 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 12.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.08 hereof.

Section 12.19 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such

Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.21 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 12.22 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.23 Acknowledgment of Prior Obligations and Continuation Thereof; No Novation.

(a) Each Loan Party (i) consents to the amendment and restatement of the Original Financing Agreement by this Agreement; (ii) acknowledges and agrees that (A) its obligations owing to Agents and Lenders, and (B) the prior grant or grants of security interests in favor of Agents and Lenders in its properties and assets, under each “Loan Document” as defined in the Original Financing Agreement (the “Original Loan Documents”) and each Loan Document to which it is a party shall be in respect of the obligations of such Loan Party under this Agreement and the other Loan Documents; (iii) reaffirms (A) all of its obligations owing to Agents and Lenders, and (B) all prior grants of security interests in favor of Agents and Lenders under each Original Loan Document and each Loan Document; and (iv) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect. The Borrower acknowledges that, as of the Restatement Effective Date, under the Original Financing Agreement: (1) the aggregate outstanding principal amount of the Existing Revolving Loans is $81,000,000, (2) the accrued but unpaid interest on such Existing Revolving Loans is $760,317.05, (3) the aggregate accrued but unpaid unused line fee under the Original Financing Agreement is $20,784.25, and (4) the aggregate accrued but unpaid servicing fee under the Original Financing Agreement is $0. The Borrower hereby confirms and agrees that all outstanding principal, interest and fees (including such accrued and unpaid principal, interest, and fees set forth in the immediately preceding sentence) and other obligations under the Original Financing Agreement immediately prior to the Restatement Effective Date shall, to the extent not paid on the Restatement Effective Date, from and after the Restatement Effective Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Security Agreement and the other Loan Documents.

(b) This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Financing Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Financing Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower or any Guarantor from any of its obligations or liabilities under the Original Financing Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith. Each Loan Party hereby (i) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date, all references in any such Original Loan Document to “the Financing Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Financing Agreement shall mean the Original Financing Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any Agent or Lenders or to grant to any Agent or Lenders a security interest in or lien on, any collateral as security for the obligations of such Loan Party from time to time existing in respect of the Original Financing Agreement or the Original Loan Document, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

(c) Anything to the contrary contained in this Section 12.23 notwithstanding, the parties hereto acknowledge and agree that Measure Up, Inc. is a Guarantor, not a Person composing the Borrower, hereunder. Accordingly, as of the Restatement Effective Date, (i) the Agents and Lenders hereby release Measure Up, Inc. from any and all of its obligations and liabilities as a Person composing the Borrower under, and as defined in, the Original Financing Agreement and the other Original Loan Documents (it being understood and agreed that Measure Up, Inc. will have all of the obligations and liabilities of a Guarantor hereunder and under the other Loan Documents), and (ii) the Loan Parties hereby agree that Measure Up, Inc. shall not have (A) the rights of a Person composing the Borrower under, and as defined in, the Original Financing Agreement or the other Original Loan Documents, or (B) the rights of a Person composing the Borrower hereunder or the other Loan Documents. As set forth in clauses (a) and (b) of this Section 12.23, Measure Up, Inc. hereby confirms and agrees that to the extent that any Original Loan Document purports to assign or pledge to any Agent or Lenders or to grant to any Agent or Lenders a security interest in or lien on, any collateral as security for the obligations of Measure Up, Inc. from time to time existing in respect of the Original Financing Agreement or the Original Loan Document, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

Although each Loan Party has been informed of the matters set forth in this Section 12.23 and has acknowledged and agreed to same, it understands that Agents and Lenders shall have no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments or modifications, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DICE INC., a Delaware corporation

By:	/s/ Michael P. Durney
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and Chief Financial Officer

DICE CAREER SOLUTIONS, INC., a Delaware corporation

By:	/s/ Michael P. Durney
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and Chief Financial Officer

GUARANTORS:

DICE HOLDINGS, INC.,
a Delaware corporation

By:	/S/ MICHAEL P. DURNEY
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and
Chief Financial Officer

MEASURE UP, INC., a Georgia corporation

By:	/S/ MICHAEL P. DURNEY
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and
Chief Financial Officer

DICE INDIA HOLDINGS, INC., a Delaware corporation

By:	/S/ MICHAEL P. DURNEY
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and
Chief Financial Officer

EW KNOWLEDGE PRODUCTS, INC., a Florida corporation

By:	/S/ MICHAEL P. DURNEY
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and
Chief Financial Officer

JOBSINTHEMONEY.COM, INC., a Delaware corporation

By:	/S/ MICHAEL P. DURNEY
Name:	Michael P. Durney
Title:	Senior Vice President, Finance and
Chief Financial Officer

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND LENDERS:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent, Administrative Agent, and as a Lender on behalf of itself and its affiliate assigns

By:	/s/ Kevin Benda
Name:	Kevin Benda
Title:	Senior Vice President

Schedule R-1

Lenders and Lenders’ Commitments

LENDER	REVOLVING CREDIT COMMITMENT	TERM LOAN COMMITMENT	TOTAL COMMITMENT
Ableco Finance LLC	$75,000,000	$125,000,000	$200,000,000
All Lenders	$75,000,000	$125,000,000	$200,000,000

Schedule 6.01(e)

Subsidiaries

Name	Jurisdiction of Incorporation	Ownership of Capital Stock
Dice Inc.	Delaware	100% of Capital Stock owned by Dice Holdings, Inc.
Jobsinthemoney.com, Inc.	Delaware	100% of Capital Stock owned by Dice Holdings, Inc.
eFinancial Group Limited	United Kingdom	100% of Capital Stock owned by Dice Holdings, Inc.
eFinancial Careers Limited	United Kingdom	100% of Capital Stock owned by eFinancial Group Limited
Hay Holdings Limited	British Virgin Islands	100% of Capital Stock owned by eFinancial Group Limited [Dormant]
Dice Career Solutions, Inc.	Delaware	100% of Capital Stock owned by Dice Inc.
Measure Up, Inc.	Georgia	100% of Capital Stock owned by Dice Inc.
Dice India Holdings, Inc.	Delaware	100% of Capital Stock owned by Dice Inc.
EW Knowledge Products, Inc.	Florida	100% of Capital Stock owned by Dice Inc. [Dormant]

Schedule 6.01(f)

Litigation; Commercial Tort Claims

None.

Schedule 6.01(i)

ERISA

None.

Schedule 6.01(o)

Real Property

Indenture of Lease dated as of April 28, 1995 between Three Park Avenue Co. and MJN Enterprises, Inc. (predecessor in interest of Dice Inc.), as amended by First Amendment of Lease dated April 29, 1996 and Second Amendment of Lease dated as of October 7, 1997 for the office located at 3 Park Avenue, 33rd Floor, New York, New York 10016

Lease Agreement dated as of March 29, 2001 between K.C. Holdings, Inc. and Dice Career Solutions, Inc. (f/k/a EarthWeb Career Solutions, Inc.), as amended by First Amendment to Lease Agreement dated September 25, 2002, Second Amendment to Lease Agreement dated as of December 20, 2002, and Third Amendment to Lease Agreement dated January 8, 2003, for the office located at 4101 NW Urbandale Drive, Urbandale, IA 50322

Lease Agreement between Aurora Business Park I, LLC and Dice Career Solutions, Inc. for the premises known as 4330 114th Street, Urbandale, Iowa.

Lease-Business Property between KC Holdings V, LLC and Dice Career Solutions, Inc. for the premises known as 10500 Hickman Road, Suite F, Clive, IA 50325

Lease Agreement between Roswell Business Center I, LLC, and Measure Up, Inc. for the premises known as 11660 Alpharetta Highway, Suite 490, Roswell, Georgia

Agreement of Lease dated as of January 4, 2005 between WKC Investments LLC and Dice Career Solutions, Inc. for office located at 4439 Glenway Avenue, Cincinnati, Ohio 45205-1553

Co-Location Services Agreement and Schedule of Supplemental Terms and Conditions dated as of May 25, 2001 between McLeodUSA Telecommunications Services, Inc. and EarthWeb Inc for premises located at 6200 Park Avenue, Des Moines, IA

Agreement of Lease dated as of February 14, 2006 between 211 East 43rd Street, Associates, a New York Limited Partnership, by Eastgate Realty – a division of O.S.L. Shipping and Development, Inc. and Jobs in the Money.Com, Inc for the premises at 211 East 43rd Street, Room 1303, New York, New York 10017

Agreement of Lease dated as of July 12, 2004 between 211 East 43rd Street, Associates, a New York Limited Partnership, by Eastgate Realty – a division of O.S.L. Shipping and Development, Inc. and Jobs in the Money.Com, Inc for the premises at 211 East 43rd Street, Room 1305, New York, New York 10017

Schedule 6.01(r)

Environmental Matters

None.

Schedule 6.01(w)

Intellectual Property

I.	Patents

None.

II.	Trademarks, Service Marks, Trade Dress, Slogans, Trade Names, Domain Names and Corporate Names

A.	U.S., Canadian and European Community Registered Trade and/or Service Marks and Pending Trade and/or Service Mark Applications

Mark Serial Number Registration Number Applicant	Country	Class/Goods and Services	Status

CLEARANCEJOBS.COM

Serial No: 78/359,496

Reg. No. 2,919,153

Dice Career Solutions, Inc.

(Assignment being effected from Immedia under further assurances clause from acquisition of ClearanceJobs.com from Immedia.)

	United States	Class 35: Job Placement, namely providing career information via a job board on a global computer network	Registered App.Date: 1/29/04 Reg. Date: 1/18/05 8&15 Due Date: 1/18/2010 and 1/18/2011 Renewal Date: 1/18/2015

DICE Serial No: 75/115,743 Reg. No: 2,158,101 Dice Career Solutions, Inc.	United States	Class: 35 Computerized services in the nature of providing access to employment recruiting data bases Class: 38 Electronic mail services	Registered App. Date: 6/7/1996 Reg Date: 5/19/1998 Renewal Date: 5/19/2008

DICE Serial No: 1188357 Reg. No: TMA632582 Dice Inc.	Canada

Class:

On-line computer services, namely, providing access to information, databases, bulletin boards and posting services in the field of employment opportunity; recruitment, job placement and resume services via the internet; electronic mail services

Registered App Date: 8/21/2003 Reg Date: 2/10/2005 Renewal Date: 2/10/2020

DICE Serial No: 003923513 Reg. No:	European Community Trademark	Class: 35 Recruitment, job placement and resume	Filed App Date: 7/1/2004

Dice Career Solutions, Inc.	Countries: Austria, Benelux (Belgium, The Netherlands & Luxembourg), Denmark, Finland, France, Germany, Greece, Ireland, Italy, Portugal, Spain, United Kingdom, Cyprus, The Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, and Slovenia.

services via the internet

Class: 38

Electronic mail services; online computer services, namely, providing access to information, databases, bulletin boards and posting services in the field of employment opportunity

Published 4/4/2005 Reg. fees authorized 6/24/2005

MEASURE UP Serial No: 75/541,008 Reg. No: 2,291,112 Measure Up, Inc.	United States

Class: 9

Computer programs to be customized by the users, for use in assessment training, and certification of individuals in a variety of vocations, professions, and technical applications; computer programs for use in information technology assessment, training, and certification of individuals

Registered App Date: 8/21/1998 Reg Date: 11/9/1999 Renewal Date: 11/9/2009

JOBSINTHEMONEY	United States	Class: 35 On-line job placement and employment recruiting.	Registered: App.Date: 1/31/99 Reg. Date: 8/22/00

B.	Domain Names

Owned by Dice Career Solutions, Inc.
DICE.COM

CLEARANCEJOBS.COM

TARGETEDJOBFAIRS.COM

DICEMAIL.COM

DICEMAIL.NET

DLINC.COM

ITKNOWLEDGE.COM

MEASURE UP.INFO

SECURITYCLEARANCEJOBS.COM

TJFAIRS.COM

USDEFENSEJOBS.COM

DICE-INDIA.COM

DICEINDIA.BIZ

DICE-CANADA.BIZ

DICE-CANADA.COM

DICE-CANADA.INFO

DICE-CANADA.NET

DICE-CANADA.ORG

DICECANADA.BIZ

DICECANADA.INFO

DICECANADA.NET

DICECANADA.ORG

DICEENGINEERING.BIZ

DICEENGINEERING.COM

DICEENGINEERING.INFO

DICEENGINEERING.NET

DICEENGINEERING.ORG

DICEENGINEERING.US

DICEFRANCE.BIZ

DICEFRANCE.COM

DICEFRANCE.INFO

DICEFRANCE.NET

DICEFRANCE.ORG

DICEGERMANY.BIZ

DICEGERMANY.COM

DICEGERMANY.INFO

DICEGERMANY.NET

DICEGERMANY.ORG

DICEIRELAND.BIZ

DICEIRELAND.COM

DICEIRELAND.INFO

DICEIRELAND.NET

DICEIRELAND.ORG

DICEITALY.BIZ

DICEITALY.COM

DICEITALY.INFO

DICEITALY.NET

DICEITALY.ORG

DICESINGAPORE.BIZ

DICESINGAPORE.COM

DICESINGAPORE.INFO

DICESINGAPORE.NET

DICESINGAPORE.ORG

DICESPAIN.BIZ

DICESPAIN.COM

DICESPAIN.INFO

DICESPAIN.NET

DICESPAIN.ORG

DICEUNITEDKINGDOM.BIZ

DICEUNITEDKINGDOM.COM

DICEUNITEDKINGDOM.INFO

DICEUNITEDKINGDOM.NET

DICEUNITEDKINGDOM.ORG

Owned by Measure Up, Inc.

MEASURE UP.COM

MSMEASURE UP.COM

PASSIT.BIZ

CERTCENTRAL.NET

Owned by Jobsinthemoney.com, Inc.

WALLSTREET-JOBS.COM

SALARYCLOCK.COM

JOBSWITHMONEY.COM

JOBSONTHEMONEY.COM

JOBSINTHEMONEY.COM

JOBSINCONSULTING.COM

JITM.COM

FINVERT.COM

FTJOBS.COM

FINANCIALJOB.COM

FINANCIAL-JOBS.COM

FINANCEJOB.COM

EFINANCIALJOBS.COM

BUSINESSJOBFINDER.COM

BANKINGJOBS.INFO

C.	Corporate Names

Dice Inc.

Dice Career Solutions, Inc.

Measure Up, Inc.

EW Knowledge Products, Inc.

Dice India Holdings, Inc.

Jobsinthemoney.com, Inc.

III.	Copyright Registrations/Applications

Title of Work and Owner	Reg. No./Reg. Date
MCSE: designing a Microsoft Windows 2000 network infrastructure: readiness review, exam 70-221 Measure Up, Inc.	TX5425196 November 13, 2001

Measure Up Online Assessment Testing Measure Up, Inc.	TXu856355 May 15, 1998

Measure Up certification preparation Measure Up, Inc.	TX4733073 May 20, 1998

Dice Holdings, Inc. and its Subsidiaries also own unregistered copyrights in the content contained on their websites.

IV.	Intellectual Property Licenses

Oracle License and Services Agreement dated as of April 30, 2004 between Oracle Corporation and Dice Inc.

MCI Service Agreement for telecommunications services dated as of January 8, 2005 between Dice Inc. and MCI Worldcom Communications, Inc.

Master Services Agreement dated as of September 12, 2001 between McLeodUSA Telecommunications Services, Inc. and Dice Inc.

Custom Services Agreement, together with Terms and Conditions, dated as of August 29, 2001 between Dice.com and McLeodUSA Telecommunications Services, Inc.

Co-Location Services Agreement and Schedule of Supplemental Terms and Conditions dated as of May 25, 2001 between McLeodUSA Telecommunications Services, Inc. and EarthWeb Inc.

Verity, Inc. Software License Agreement and Purchase Order dated February 29, 2000 between Verity Inc. and EarthWeb Inc. and Purchase Order dated November 30, 1999 between Verity Inc. and Dice.com

Verity K2 Server Licenses Letter Agreement re India Joint Venture dated as of November 17, 2004 between Verity Inc. and Dice Career Solutions, Inc.

Network Appliance Purchase Order #4347 dated as of February 28, 2005 between Dice Career Solutions, Inc. and Capital Technology Group

BEA Software License between BEA Systems, Inc. and Lavastorm Engineering, together with Consent to Software License Assignment by BEA Systems, Inc., dated as of May 1, 2002 (consenting to assignment of the Software License from Lavastorm Engineering to Dice Inc.)

Microsoft Open License Order Confirmation Number 18203733 dated as of September 27, 2004 between Microsoft Corporation and Dice Career Solutions, Inc.

Trend Micro Software License Number 205 dated March 16, 2005 for Dice.com Client/Server Messaging Suite for Small Businesses

Computer Associates License Program Certificate (Order ID OL468553 dated March 2, 2004 for Dice.com (BrightStor ARCServe Backup Release 11 and BAB for various software)

Microsoft License 15243223 dated September 5, 2002 for Dice.com

Microsoft License 15553265 dated September 5, 2002 for Dice.com

Microsoft License 13891062 dated June 29, 2001 for Dice.com

Microsoft License 14158963 dated September 15, 2001 for Dice.com

Microsoft License 17879265 dated August 19, 2004 for Dice.com

MCI WorldCom On-Net Service Agreement dated as of April 21, 2003 between MCI Worldcom and Dice Career Solutions, Inc.

EMC Master Lease Agreement No. 11791 between EMC Corporation and Dice Inc. and Supplement No. 8 thereto dated as of August 30, 2002, Supplement No. 7 thereto dated as of August 30, 2002, Supplement No. 6 dated as of July 17, 2001, Supplement No. 5 dated as of May 1, 2000, Supplement No. 4 dated as of May 18, 2000, Supplement No. 3 dated as of September 1, 1999, Supplement No. 2 dated October 1, 1998, and Supplement No. 1 dated as of June 15, 1998

AT&T Master Agreement dated as of March 20, 2003 between AT&T Corp. and Dice Career Solutions, Inc.

License, Support and Implementation Services Agreement dated as of May 18, 2005 between Endeca Technologies Inc. and Dice Career Solutions, Inc.

Software License Agreement dated as of November 1, 2004 between Dice Career Solutions, Inc. and eRecruiter, LLC.

Image Management Plus Office Service Equipment Lease Agreement between IKON Office Solutions, Inc. and Dice Career Solutions, Inc., together with purchase order dated as of February 28, 2005 with Capital Technology Group, Inc.

Agreement dated as of June 27, 2005 between Mercury Corporation and Dice Career Solutions, Inc.

Services Agreement for web-hosting services between HostCentric, Inc. and Jobsinthemoney.com, Inc. dated February 1, 2004, as amended on November 1, 2005 and February 9, 2006

Microsoft Windows 2003, Exchange 2003 and SQL Licenses

Coldfusion License:

Quantity	Description
35	Microsoft Windows 2003 Client Access License Software Assurance (2yrs)
35	Microsoft Exchange 2003 Client Access License Software Assurance (2yrs)
35	Microsoft Office 2003 Std License with Software Assurance (2yrs)
1	Microsoft Exchange 2003 Server License Software Assurance (2yrs)
2	Microsoft Windows 2003 Server License with Software Assurance (2yrs)
35	Symantec AntiVirus Enterprise Edition 10.0 (2yrs)

V.	Intellectual Property Claims and Litigation

None.

Schedule 6.01(dd)

Name; Jurisdiction of Organization; Organizational ID Number;

Chief Place of Business; Chief Executive Office; FEIN

Name	Jurisdiction	ID Number	Places of Business	Chief Executive Office	FEIN
Dice Holdings, Inc.	Delaware	3991236	3 Park Avenue, 33rd Floor New York, NY 10016	3 Park Avenue, 33rd Floor New York, NY 10016	20-3179218

Dice Inc.	Delaware	2762931	3 Park Avenue, 33rd Floor New York, NY 10016	3 Park Avenue, 33rd Floor New York, NY 10016	13-3899472

Jobsinthemoney, com, Inc.	Delaware	3008758	211 East 43rd Street, Rooms 1303 and 1305, New York, NY 10017 and 4101 NW Urbandale Drive Urbandale, IA 50322	3 Park Avenue, 33rd Floor, New York, NY 10016	74-2911111

Dice Career Solutions, Inc.	Delaware	2997142	4101 NW Urbandale Drive Urbandale, IA 50322	4101 NW Urbandale Drive Urbandale, IA 50322	42-1484389

Measure Up, Inc.	Georgia	K729855	11660 Alpharetta Highway, Suite 490, Roswell, Georgia	11660 Alpharetta Highway, Suite 490, Roswell, Georgia	58-2340826

Dice India Holdings, Inc.	Delaware	3845253	3 Park Avenue, 33rd Floor New York, NY 10016	3 Park Avenue, 33rd Floor New York, NY 10016	20-3179218

EW Knowledge Products, Inc.	Florida	3845253	3 Park Avenue, 33rd Floor New York, NY 10016	3 Park Avenue, 33rd Floor New York, NY 10016	593052351

Schedule 6.01(ff)

Collateral Locations

The addresses listed on Schedule 6.01(o).

Agent	Value	Collateral
Exhibit Resources Midwest	< $10,000 in value	Dice Career Solutions tradeshow booth and equipment storage

T&M Services, Inc.	< $10,000 in value	Dice Career Solutions furniture & fixtures storage

Offices in the homes of Dice sales personnel	< $25,000 in aggregate value	Computer equipment

Schedule 7.02(a)

Existing Liens

Secured Party	Debtor Name	Collateral

Bankers Leasing Company	Dice Career Solutions, Inc.	Postage machine

IOS Capital	Dice Career Solutions Inc.	All equipment leases under Master Agreement No. 12589

Green Tree Vendor Services	Measure Up, Inc.	Dell computers

EMC Corporation	Dice Inc.	Certain equipment: DS-M-RLKT, DS-16M-00, DM7-FS-2G-U

DE Lage Landen Financial Services Corporation	Dice Inc.	Certain equipment: (1) 3830-36, (8) 3030-3653, (1) MEM2-4096, (4) DP2-USD4SW, (11791/7) KC

Schedule 7.02(b)

Existing Indebtedness

Creditor	Amount	Description
Bank of America	$57,000	Dice Inc. LC backing NYC lease, collateralized by CD

Schedule 7.02(k)

Limitations on Dividends and Other Payment Restrictions

None.

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                          between                          (“Assignor”) and                          (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1. In accordance with the terms and conditions of Section 12.08 of the Financing Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Revolving Credit Commitments, all as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Administrative Agent, Collateral Agent, Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of Administrative Agent and Collateral Agent to take such action as Administrative Agent or Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent or Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, it will be delivered by the Assignor to the Collateral Agent for recording by the Collateral Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, the payment by Assignor or Assignee to the Collateral Agent for the Collateral Agent’s sole and separate account of a processing fee in the amount of $5,000 (if required) and the receipt of any required consent of the Collateral Agent, (b) the settlement date specified on Annex I, and (c) the receipt by Assignor of the Purchase Price specified in Annex I.

5. Upon recording by the Administrative Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR]
as Assignor

By
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Title:

ACCEPTED AND CONSENTED TO

THIS      DAY OF             , 20

ABLECO FINANCE LLC, a Delaware limited liability company, in its capacity as Collateral Agent

By:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower:	Dice Inc., a Delaware corporation and Dice Career Solutions, Inc., a Delaware corporation

2.	Name and Date of Financing Agreement:

Amended and Restated Financing Agreement, dated as of March __, 2007, by and among Dice Holdings, Inc., a Delaware corporation (the “Parent”), Borrower, each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as the collateral agent for the Lenders, and Ableco, as the administrative agent for the Lenders.

3.	Date of Assignment Agreement:

4.	Amounts:

	a. Assigned Amount of Revolving Credit Commitment	$

	b. Assigned Amount of Revolving Loans	$

	c. Assigned Amount of Term Loan	$

5.	Purchase Price:	$

6.	Settlement Date:

7.	Notice and Payment Instructions, etc.

Assignor:	Assignee:

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

Ableco Finance LLC,

as Collateral Agent and Administrative Agent

299 Park Avenue

Floors 21—23

New York, NY 10171

Each of Dice Inc., a Delaware corporation (“Dice”) and Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), pursuant to Section 7.01(a)(vi) of that certain Amended and Restated Financing Agreement, dated as of March     , 2007 (as amended, restated supplemented or otherwise modified from time to time, the “Financing Agreement”), among the Borrower, Dice Holdings, Inc., a Delaware corporation (“Parent”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Ableco Finance LLC, a Delaware limited liability company, as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) hereby certifies, through the undersigned Authorized Officer, to Agents that the following items, calculated in accordance with the terms and definitions set forth in the Financing Agreement for such items, are true and correct, and that the Borrower is in compliance with and, after giving effect to any currently requested Loans, will be in compliance with the terms, conditions, and provisions of the Financing Agreement.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Financing Agreement unless specifically defined herein.

Effective Date of Calculation:

A. Borrowing Base Calculation

1. Senior Leverage Ratio Limiter		$

2. TTM EBITDA of the Parent		$

3. Item 1 times Item 2	=		$

4. Hedging Reserve			$

5. Item 3 minus Item 4	=		$

B. Availability Calculation

1. Borrowing Base (from Section A, Item 5):		$

2. Total Revolving Credit Commitment:		$

3. The lesser of Item 1 and Item 2	=	$

4. Aggregate outstanding principal amount of all Revolving Loans		$

5. Item 3 minus Item 4	=		$

[Remainder of page intentionally left blank.]

The Borrower, through the undersigned, hereby certifies that all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Financing Agreement.

DICE INC.,
a Delaware corporation

By:
Name:
Title:

DICE CAREER SOLUTIONS INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT I-1

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of                  , 20    , is made by and among DICE HOLDINGS, INC., a Delaware Corporation (“Parent”), and each of Parent’s undersigned Subsidiaries (Parent and such Subsidiaries are referred to hereinafter each individually as an “Obligor”, and individually and collectively, jointly and severally, as the “Obligors”), in favor of ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as the collateral agent for the below-defined Lenders (in such capacity, together with any successor collateral agent, “Collateral Agent”).

WHEREAS, Parent, Dice Inc., a Delaware corporation (“Dice”), Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”), and Measure Up, Inc., a Georgia corporation (“Measure Up”) (each of Dice, Dice Career, and Measure Up are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender” and collectively, the “Lenders”), Collateral Agent, and Ableco, as administrative agent for the Lender Group (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, “Agents”) have entered into that certain Financing Agreement, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), pursuant to which the below-defined Lender Group has agreed to make certain financial accommodations to Borrower;

WHEREAS, each Obligor has made or may make certain loans or advances from time to time to one or more other Obligors; and

WHEREAS, each Obligor has agreed to the subordination of such indebtedness of each other Obligor to such Obligor, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Financing Agreement. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning set forth in the recitals hereto.

“Agent” and “Agents” have the respective meanings set forth in the recitals hereto.

“Agreement” has the meaning set forth in the preamble hereto.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Financing Agreement” has the meaning set forth in the recitals hereto.

“Insolvency Event” has the meaning set forth in Section 3.

“Lender” and “Lenders” have the respective meanings set forth in the recitals hereto.

“Lender Group” means, individually and collectively, Collateral Agent, Administrative Agent, and each of the Lenders.

“Obligor and Obligors” have the respective meanings set forth in the preamble hereto.

“Parent” has the meaning set forth in the recitals hereto.

“Senior Debt” means the Obligations and all other indebtedness and liabilities, obligations, or undertakings of any kind or description of any Obligor to Collateral Agent, Administrative Agent or any Lender arising out of, outstanding under, advanced or issued pursuant to, evidenced by, or in connection with this Agreement, the Financing Agreement, the Security Agreement or any other Loan Document, including, without limitation, all unpaid principal, interest, fees, indemnification payments, expense reimbursements, and all other amounts payable thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation interest, fees, and other such amounts, which would accrue and become due but for the commencement of an Insolvency Event, whether or not such interest, fees, and other amounts are allowed or allowable in whole or in part in any such Insolvency Event.

“Subordinated Debt” means, with respect to each Obligor (each, a “Beneficiary Obligor”), all indebtedness, liabilities, and other obligations of any other Obligor (each, an “Obligated Obligor”) owing to a Beneficiary Obligor in respect of any and all loans or advances made by such Beneficiary Obligor to an Obligated Obligor whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by such Obligated Obligor to such Beneficiary Obligor under or in connection with any documents or instruments related thereto.

2

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

(c) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference herein to the repayment “in full” of the Senior Debt shall mean the repayment in full in cash or cash equivalents of all Senior Debt (or the collateralization thereof in a manner reasonably satisfactory to Collateral Agent) other than Senior Debt consisting of contingent indemnification obligations. References in this Agreement to “determination” by any Agent include good faith estimates made by such Agent (in the case of quantitative determinations) and good faith beliefs held by such Agent (in the case of qualitative determinations).

SECTION 2 Subordination to Payment of Senior Debt. As to each Obligor, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full of the Senior Debt.

SECTION 3 Subordination Upon Any Distribution of Assets of the Obligors. As to each Obligor, in the event of any payment or distribution of assets of any other Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Obligor or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of such other Obligor, or otherwise (such events, collectively, the “Insolvency Events”): (i) all

3

amounts owing on account of the Senior Debt shall first be paid in full before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Obligor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to Collateral Agent for the benefit of the Lender Group for application to the payment of the Senior Debt in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to the Lender Group or Collateral Agent for the benefit thereof, in respect of such Senior Debt.

SECTION 4 Payments on Subordinated Debt.

(a) Permitted Payments. So long as no Event of Default has occurred and is continuing, each Obligor may make, and each other Obligor shall be entitled to accept and receive, (i) Subordinated Debt Payments in the ordinary course of business and (ii) payments allowed, if any, under the Financing Agreement.

(b) No Payment Upon Senior Debt Defaults. Upon the occurrence and during the continuance of any Event of Default, no Obligor shall make, and no Obligor shall accept or receive, any Subordinated Debt Payment.

SECTION 5 Subordination of Remedies. As long as any Senior Debt shall remain outstanding and unpaid, following the occurrence and during the continuance of any Event of Default, no Obligor shall, without the prior written consent of Collateral Agent:

(a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of the obligations of any other Obligor owing to such Obligor;

(b) exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of such Obligor to any other Obligor against any of the Subordinated Debt, except for ordinary course adjustments between Obligors; or

(d) commence, or cause to be commenced, or join with any creditor other than the Lender Group or Collateral Agent on behalf thereof, in commencing, any bankruptcy, insolvency, or receivership proceeding against the other Obligor.

SECTION 6 Payment Over to Collateral Agent. In the event that, notwithstanding the provisions of Sections 2, 3, 4, and 5, any Subordinated Debt Payments shall be received in contravention of Sections 2, 3, 4, or 5 by any Obligor before all Senior Debt is paid in full, such Subordinated Debt Payments shall be held in trust for the benefit of the Lender Group and shall be paid over or delivered to Collateral Agent for the benefit of the Lender for application to the payment in full of all Senior Debt remaining unpaid to the extent necessary to give effect to such Sections 2, 3, 4, and 5, after giving effect to any concurrent payments or distributions to the Lender Group in respect of the Senior Debt.

4

SECTION 7 Authorization to Collateral Agent. If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur and be continuing with respect to any other Obligor or its property: (i) Collateral Agent, on behalf of the Lender Group, hereby is irrevocably authorized and empowered (in the name of each Obligor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lender Group; and (ii) each Obligor shall promptly take such action as Collateral Agent may request (A) to collect the Subordinated Debt for the account of the Lender Group and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to Collateral Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

SECTION 8 Certain Agreements of Each Obligor.

(a) No Benefits. Each Obligor understands that there may be various agreements between the Lender Group and any other Obligor evidencing and governing the Senior Debt, and each Obligor acknowledges and agrees that such agreements are not intended to confer any benefits on such Obligor and that the Lender Group and Collateral Agent on behalf thereof shall have no obligation to such Obligor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements.

(b) No Interference. Each Obligor acknowledges that each other Obligor has granted to Collateral Agent, for the benefit of the Lender Group, security interests in all of such other Obligor’s Collateral, and agrees not to interfere with or in any manner oppose a disposition in accordance with the Loan Documents of any such Collateral by the Lender Group or Collateral Agent on behalf thereof, in accordance with applicable law.

(c) Reliance by the Lender Group. Each Obligor acknowledges and agrees that the Lender Group will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing the Loans or other financial accommodations thereunder.

(d) Waivers. Except as provided under the Financing Agreement, each Obligor hereby waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e) Obligations of Each Obligor Not Affected. Subject to the terms and conditions of the Loan Documents, each Obligor hereby agrees that at any time and from time to time, without notice to or the consent of such Obligor, without incurring responsibility to such Obligor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of the Lender Group hereunder: (i) the time for any other Obligor’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by the Lender Group or

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Collateral Agent on behalf thereof; (ii) the agreements of any other Obligor with respect to the Loan Documents may from time to time be modified by such other Obligor and the Lender Group or Collateral Agent on behalf thereof for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such other Obligor or the Lender Group thereunder; (iii) the manner, place, or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by any other Obligor and the Lender Group or Collateral Agent on behalf thereof; (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of Collateral Agent for the benefit of the Lender Group may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against the other Obligor, any other Person, or with respect to any Collateral may be exercised (or the Lender Group or Collateral Agent on behalf thereof may waive or refrain from exercising such rights).

(f) Rights of the Lender Group Not to Be Impaired. No right of the Lender Group or Collateral Agent on behalf thereof to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any other Obligor, the Lender Group or Collateral Agent hereunder or under or in connection with the other Loan Documents or by any noncompliance by the other Obligor with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof the Lender Group or Collateral Agent on behalf thereof may have or otherwise be charged with.

(g) Financial Condition of the Obligors. Except as provided or otherwise permitted under the Financing Agreement or any Loan Document, no Obligor shall have any right to require the Lender Group to obtain or disclose any information with respect to: (i) the financial condition or character of any other Obligor or the ability of the other Obligor to pay and perform Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of the Lender Group or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

(h) Acquisition of Liens or Guaranties. Except as permitted under the Financing Agreement, each Obligor shall not, without the prior consent of Collateral Agent, acquire any right or interest in or to any assets of any other Obligor or accept any guaranties from any other Obligor or from any other Subsidiary of Borrower for the Subordinated Debt.

SECTION 9 Subrogation.

(a) Subrogation. Until the payment in full of all Senior Debt, no Obligor shall have, and no Obligor shall directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Agreement, by any payment or distribution to the Lender Group hereunder or otherwise. Upon the payment in full of all Senior Debt, each Obligor shall be subrogated to the rights of the Lender Group to receive payments or distributions applicable to

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the Senior Debt until the Subordinated Debt shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to the Lender Group of any cash, property, or securities to which any Obligor would be entitled except for the provisions of Section 2, 3, 4, or 5 shall, as among such Obligor, its creditors (other than the Lender Group), and the other Obligor, be deemed to be a payment by the other Obligors to or on account of the Senior Debt.

(b) Payments Over to the Obligors. If any payment or distribution to which any Obligor would otherwise have been entitled but for the provisions of Section 2, 3, 4, or 5 shall have been applied pursuant to the provisions of Section 2, 3, 4, or 5 to the payment of all amounts payable under the Senior Debt, such Obligor shall be entitled to receive from the Lender Group any payments or distributions received by the Lender Group in excess of the amount sufficient to pay in full all amounts payable under or in respect of the Senior Debt. If any such excess payment is made to the Lender Group, the Lender Group shall promptly remit such excess to such Obligor and until so remitted shall hold such excess payment for the benefit of such Obligor.

SECTION 10 Continuing Agreement; Reinstatement.

(a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Obligor until payment in full of the Senior Debt. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with the other Obligor.

(b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any other Obligor shall be rescinded or must otherwise be restored by the Lender Group under Section 12.14 of the Financing Agreement.

SECTION 11 Transfer of Subordinated Debt. No Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt (except that (a) any Obligor may assign its right to payment of the Subordinated Debt to the Borrower, (b) any Obligor (other than Borrower) may assign its right to payment of the Subordinated Debt to any Guarantor, (c) the Borrower may assign its obligation to pay the Subordinated Debt to any other Obligor, (d) any Guarantor may assign its obligation to pay the Subordinated Debt to any other Guarantor, (e) any Obligor (other than the Borrower or a Guarantor) may assign its obligation to pay the Subordinated Debt to any other Obligor (other than the Borrower or a Guarantor)) without the prior written consent of Collateral Agent, and any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form reasonably satisfactory to Collateral Agent.

SECTION 12 Obligations of the Obligors Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Obligor against the other Obligors, on the one hand, and of the Lender Group against the Obligors, on the other hand. Nothing contained in this Agreement shall (i) impair, as between each Obligor and the other Obligors, the obligation of the other Obligors to pay their respective obligations with

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respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of each Obligor against the other Obligors, on the one hand, and of the creditors (other than the Lender Group) of the other Obligors against the other Obligors, on the other hand.

SECTION 13 Endorsement of Obligor Documents; Further Assurances and Additional Acts.

(a) Endorsement of Obligor Documents. At the reasonable request of Collateral Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Obligor shall promptly deliver to Collateral Agent evidence of the same.

(b) [intentionally omitted.]

SECTION 14 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and shall be mailed, sent, or delivered in accordance with the notice provisions contained in the Financing Agreement.

SECTION 15 No Waiver; Cumulative Remedies. No failure on the part of the Lender Group or Collateral Agent on behalf thereof to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to the Lender Group.

SECTION 16 Costs and Expenses. Each of the Obligors, jointly and severally, agrees to pay to Collateral Agent, for the account of the Lender Group, on demand, the (a) out-of-pocket costs and expenses of the Lender Group, and reasonable fees and disbursements of counsel to the Lender Group in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, and any amendments, modifications, or waivers of the terms thereof; and (b) the costs and expenses of the Lender Group and reasonable fees and disbursements of counsel, in connection with the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement, including any losses, costs, and expenses sustained by the Lender Group as a result of any failure by any Obligor to perform or observe its obligations contained in this Agreement.

SECTION 17 Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Senior Debt remains unpaid. Without limiting the generality of the foregoing, the obligations of each Obligor under Section 16 shall survive the satisfaction of the Senior Debt.

SECTION 18 Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

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SECTION 19 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Obligor and the Lender Group and their respective successors and permitted assigns.

SECTION 20 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 21 SUBMISSION TO JURISDICTION. EACH OBLIGOR HEREBY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS, OR AT THE SOLE OPTION OF AGENT, IN ANY OTHER COURT IN WHICH AGENT SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY AND (iii) IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 22 Entire Agreement; Amendments and Waivers.

(a) Entire Agreement. This Agreement constitutes the entire agreement of each of the Obligors and the Lender Group with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communications, discussions, and understandings, oral or written, with respect thereto.

(b) Amendments and Waivers. No amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Obligors and Collateral Agent; and no waiver of any provision of this Agreement, or consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Collateral Agent. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23 Conflicts. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

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SECTION 24 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 25 Interpretation. This Agreement is the result of negotiations between, and have been reviewed by the respective counsel to, the Obligors and the several members of the Lender Group and is the product of all parties hereto. Accordingly, this Agreement shall not be construed against the Lender Group merely because of their involvement in the preparation hereof.

SECTION 26 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 27 Termination of Agreement. Upon payment in full of the Senior Debt, and the full and final termination of any commitment to extend any financial accommodations in connection with the Senior Debt, this Agreement shall terminate and Collateral Agent on behalf of the Lender Group shall promptly execute and deliver to each Obligor such documents and instruments as shall be necessary to evidence such termination; provided, however, that the obligations of each Obligor under Section 16 shall survive such termination.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DICE INC.,
a Delaware corporation

By:
Name:
Title:

DICE CAREER SOLUTIONS INC., a Delaware corporation

By:
Name:
Title:

MEASURE UP, INC., a Georgia corporation

By:
Name:
Title:

DICE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

DICE INDIA HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

EW KNOWLEDGE PRODUCTS, INC., a Florida corporation

By:
Name:
Title:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent

By:
Name:
Title:

EXHIBIT L-1

FORM OF LIBOR NOTICE

Ableco Finance LLC,

as Administrative Agent

under the below-referenced Financing Agreement

299 Park Avenue

Floors 21 – 23

New York, NY 10171

Ladies and Gentlemen:

Reference hereby is made to that certain Amended and Restated Financing Agreement dated as of dated as of March     , 2007 (the “Financing Agreement”), among Dice Holdings, Inc., a Delaware corporation (the “Parent”), Dice Inc., a Delaware corporation (“Dice”), Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender”, and collectively, the “Lenders”), Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”; together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to the outstanding [Revolving Loans] [Term Loan] in the amount of $                     [, and is a written confirmation of the telephonic notice of such election given to Administrative Agent].

Such LIBOR Rate Loan will have an Interest Period of [1, 2, 3, or 6] month(s) commencing on                      .

Ableco Finance LLC, as Administrative Agent

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Financing Agreement, of the LIBOR Rate as determined pursuant to the Financing Agreement.

Borrower represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof, nor will any Default or Event of Default occur immediately after giving effect to the request above.

Dated:

DICE INC., a Delaware corporation

By
Name:
Title:

DICE CAREER SOLUTIONS INC., a Delaware corporation

By
Name:
Title:

Acknowledged by:

ABLECO FINANCE LLC, a Delaware limited liability company, as Administrative Agent

By:
Name:
Title:

EXHIBIT S-1

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

This AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) is made this      day of                  20    , among the Grantors listed on the signature pages hereof and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1 (collectively, jointly and severally, “Grantors” and each individually, “Grantor”), and ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), in its capacity as collateral agent for the below-defined Lender Group and the Hedging Providers (together with its successors and assigns, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Financing Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Financing Agreement”) among Dice Holdings, Inc., a Delaware corporation (“Parent”), Dice Inc., a Delaware corporation (“Dice”), Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender” and collectively, the “Lenders”), Collateral Agent, and Ableco, as administrative agent for the Lender Group and the Hedging Providers (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, “Agents”), the Lender Group is willing to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof, and

WHEREAS, Collateral Agent has agreed to act as collateral agent for the benefit of the Lender Group and the Hedging Providers in connection with the transactions contemplated by this Agreement, and

WHEREAS, in order to induce the Lender Group to enter into the Financing Agreement and the other Loan Documents and to induce the Lender Group to make financial accommodations to Borrower as provided for in the Financing Agreement and the other Loan Documents, Grantors have agreed to grant a continuing security interest in and to the Collateral (as defined below) in order to secure the prompt and complete payment, observance and performance of, (a) the obligations of each Grantor arising from this Agreement, the Financing Agreement, and the other Loan Documents, (b) all Hedging Obligations, and (c) all Obligations of Borrower (including, in each case, without limitation, any interest, fees or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding), plus reasonable attorneys fees and expenses if the obligations represented thereunder are collected by law, through an attorney-at-law, or under advice therefrom (the obligations described above in clauses (a), (b), and (c) being hereinafter referred to as the “Secured Obligations”), by the granting of the security interests contemplated by this Agreement, and

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used herein (including, without limitation, in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Financing Agreement. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

(a) “Account” means an account (as that term is defined in the Code).

(b) “Collateral” has the meaning set forth in Section 2 hereof.

(c) “Control Agreement” means a control agreement, in form and substance customary for such agreements and reasonably satisfactory to Administrative Agent, executed and delivered by Grantors or one of their Subsidiaries, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

(d) “Copyrights” means copyrights and copyright registrations, including, without limitation, the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 1 attached hereto and made a part hereof, and (i) all extensions or renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, and (iv) all of each Grantor’s rights corresponding thereto throughout the world.

(e) “Copyright Security Agreement” means each Copyright Security Agreement among Grantors, or any of them, and Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, in substantially the form of Exhibit A attached hereto, pursuant to which Grantors have granted to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a security interest in all their respective Copyrights.

(f) “Deposit Account” means a “deposit account” (as that term is defined in the Code).

(g) “Equipment” means “equipment” (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

(h) “Equity Interests” means all shares, units, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or equivalent entity or other Person, whether voting or nonvoting, including general partner partnership interests, limited partner partnership interests, limited liability company membership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); in each case whether constituting “general intangibles” or “investment property” or otherwise under (and as defined in) the Code.

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(i) “General Intangibles” has the meaning set forth in Section 2(f) hereof.

(j) “Hedging Obligations” has the meaning specified therefor in the Financing Agreement.

(k) “Hedging Providers” has the meaning specified therefor in the Financing Agreement.

(l) “Intellectual Property” means any and all Intellectual Property Licenses, Patents, Copyrights, Trademarks, the goodwill associated with such Trademarks, trade secrets and customer lists.

(m) “Intellectual Property Licenses” means any license of patent, trademark, copyright or other intellectual property, including software license agreements with any other party, whether the applicable Grantor is a licensee or licensor under any such license agreement, including, without limitation, the license agreements listed on Schedule 2 attached hereto and made a part hereof.

(n) “Inventory” means inventory (as that term is defined in the Code).

(o) “Investment Related Property” means (i) investment property (as that term is defined in the Code), and (ii) all of the following regardless of whether classified as investment property under the Code: all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

(p) “Lender Group” means, individually and collectively, each of the Lenders and each of the Agents.

(q) “Negotiable Collateral” has the meaning set forth in Section 2(i).

(r) “Patents” means patents and patent applications, including, without limitation, the patents and patent applications listed on Schedule 3 attached hereto and made a part hereof, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, and (iv) all of each Grantor’s rights corresponding thereto throughout the world.

(s) “Patent Security Agreement” means each Patent Security Agreement among Grantors, or any of them, and Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, in substantially the form of Exhibit B attached hereto, pursuant to which Grantors have granted to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a security interest in all their respective Patents.

(t) “Pledged Companies” means, each Person listed on Schedule 4 hereto as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Restatement Effective Date.

(u) “Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Equity Interests now or hereafter owned by such Grantor, regardless of class or designation, including, without limitation, in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, including, without limitation, any certificates representing the Equity Interests, the right to request after the occurrence and during the

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continuation of an Event of Default that such Equity Interests be registered in the name of Collateral Agent or any of its nominees, the right to receive any certificates representing any of the Equity Interests and the right to require that such certificates be delivered to Collateral Agent together with undated powers or assignments of investment securities with respect thereto, duly endorsed in blank by such Grantor, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and of all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

(v) “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C to this Agreement.

(w) “Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that is a limited liability company.

(x) “Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that is a partnership.

(y) “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor or any Subsidiary of any Grantor and the improvements thereto.

(z) “Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

(aa) “Secured Obligations” has the meaning set forth in the recitals hereof.

(bb) “Securities Account” means a securities account (as that term is defined in the Code).

(cc) “Trademarks” means trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including, without limitation, the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5 attached hereto and made a part hereof, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing and connected therewith, and (v) all of each Grantor’s rights corresponding thereto throughout the world. Notwithstanding the foregoing, the term “Trademarks” shall not include any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office; provided that the foregoing exclusion shall in no way be construed to limit, impair, or otherwise affect the Lender Group’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (i) monies due or to become due under such intent-to-use applications (and all trademark applications and registered trademarks maturing therefrom), or (ii) any proceeds from the sale, license, lease or other disposition of such intent-to-use applications (and all trademark applications and registered trademarks maturing therefrom); provided further that upon the filing and acceptance of any such intent-to-use applications, such intent-to-use applications shall be included in the definition of Trademarks.

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(dd) “Trademark Security Agreement” means each Trademark Security Agreement among Grantors, or any of them, and Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, in substantially the form of Exhibit D attached hereto, pursuant to which Grantors have granted to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a security interest in all their respective Trademarks.

(ee) “URL” means “uniform resource locator,” an internet web address.

2. Grant of Security. Each Grantor hereby unconditionally grants, assigns and pledges to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a continuing security interest in all personal property of such Grantor whether now owned or hereafter acquired or arising and wherever located (hereinafter referred to as the “Security Interest”), including, without limitation, such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a) all of such Grantor’s Accounts;

(b) all of such Grantor’s books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information) (“Books”);

(c) all of such Grantor’s chattel paper (as that term is defined in the Code) and, in any event, including, without limitation, tangible chattel paper and electronic chattel paper (“Chattel Paper”);

(d) all of such Grantor’s interest with respect to any Deposit Account;

(e) all of such Grantor’s Equipment and fixtures;

(f) all of such Grantor’s general intangibles (as that term is defined in the Code) and, in any event, including, without limitation, payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, industrial designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, uncertificated securities, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods (as such term is defined in the Code), Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction (“General Intangibles”);

(g) all of such Grantor’s Inventory;

(h) all of such Grantor’s Investment Related Property;

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(i) all of such Grantor’s letters of credit, letter-of-credit rights, instruments, promissory notes, drafts, and documents (as such terms may be defined in the Code) (“Negotiable Collateral”);

(j) all of such Grantor’s rights in respect of supporting obligations (as such term is defined in the Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments, or Investment Related Property (“Supporting Obligations”);

(k) all of such Grantor’s interest with respect to any commercial tort claims (as that term is defined in the Code), including, without limitation those commercial tort claims listed on Schedule 6 attached hereto (“Commercial Tort Claims”);

(l) all of such Grantor’s money, Cash Equivalents, or other assets of each such Grantor that now or hereafter come into the possession, custody, or control of Collateral Agent or any other member of the Lender Group;

(m) all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, Commercial Tort Claims, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the property of Grantors, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing Collateral (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to any Grantor or Collateral Agent from time to time with respect to any of the Investment Related Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include (i) voting Equity Interests of any Subsidiary of a Grantor that is a CFC, solely to the extent that such Equity Interests represents more than 65% of the outstanding voting Equity Interests of such Subsidiary, or (ii) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of any Grantor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained; provided, that, the foregoing exclusions shall in no way be construed (A) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, or 9-408 of the Code or other applicable law, or (B) to limit, impair, or otherwise affect the Lender Group’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, license agreement, or Equity Interests.

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3. Security for Obligations. This Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to any Agent, the Lender Group, the Hedging Providers, or any of them, but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including, without limitation, the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Collateral Agent or any other member of the Lender Group of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Lender Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the members of the Lender Group be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Financing Agreement, or the other Loan Documents, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Financing Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including, without limitation, all voting, consensual, and dividend rights, shall remain in the applicable Grantor except during the occurrence and continuance of an Event of Default and until Collateral Agent shall notify the applicable Grantor of Collateral Agent’s exercise of voting, consensual, and/or dividend rights with respect to the Pledged Interests pursuant to Section 15 hereof.

5. Representations and Warranties. Each Grantor hereby represents and warrants as follows:

(a) The exact legal name of each of the Grantors is set forth on the signature pages of this Agreement or a written notice provided to Collateral Agent pursuant to Section 7.02(c) of the Financing Agreement.

(b) [Intentionally Omitted].

(c) As of the Restatement Effective Date, no Grantor has any ownership interest in, or title to, any registered Copyrights, Intellectual Property Licenses, Patents, or Trademarks except as set forth on Schedules 1, 2, 3 and 5, respectively, attached hereto. This Agreement is effective to create a valid and continuing Lien in the United States on such Copyrights, Intellectual Property Licenses that are part of the Collateral, Patents and Trademarks and, upon proper filing of the Copyright Security Agreement with the United States Copyright Office and filing of the Patent Security Agreement and the Trademark Security Agreement with the United State Patent and Trademark Office, and the proper filing of appropriate financing statements in the jurisdictions listed on Schedule 8 hereto, all action necessary or desirable to protect and perfect the Security Interest in and to on each Grantor’s United States Patents, United States Trademarks, or United States Copyrights has been taken and such perfected Security Interests are enforceable as such as against any and all creditors of and purchasers from any Grantor.

(d) This Agreement creates a valid security interest in the Collateral of each of Grantors, to the extent a security interest therein can be created under the Code, securing the payment of

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the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Collateral Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 8 attached hereto. Upon the making of such filings, Collateral Agent shall have a first priority perfected security interest (subject to Permitted Liens) in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement.

(e) (i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 4 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Restatement Effective Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 4 hereto as supplemented or modified by any Pledged Interests Addendum or any Supplement to this Agreement; (iii) such Grantor has the right and requisite authority to pledge, the Investment Related Property pledged by such Grantor to Collateral Agent as provided herein; (iv) all actions necessary or desirable to perfect, establish the first priority of, or otherwise protect, Collateral Agent’s Liens in the Investment Related Collateral, and the proceeds thereof, will have been duly taken, (A) upon the execution and delivery of this Agreement; (B) upon the taking of possession by Collateral Agent of any certificates constituting the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers endorsed in blank by the applicable Grantor; (C) upon the filing of financing statements in the applicable jurisdiction set forth on Schedule 8 attached hereto for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, upon the execution and delivery of Control Agreements with respect thereto; and (v) each Grantor has delivered to Collateral Agent (or, with respect to any Pledged Interests created after the Restatement Effective Date, will deliver in accordance with Sections 6(a) and 8 hereof) all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers endorsed in blank with respect to such certificates.

(f) Except as expressly set forth herein, no consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Collateral Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally.

6. Covenants. Each Grantor, jointly and severally, covenants and agrees with Collateral Agent and the Lender Group that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22 hereof:

(a) Possession of Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Chattel Paper with a value in excess of $50,000, Negotiable Collateral, or Investment Related Property, and if and to the extent that perfection or priority of Collateral Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, immediately upon the request of Collateral Agent and in accordance with Section 8 hereof, shall execute such other documents as shall be requested by Collateral Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Collateral Agent, together with such undated powers endorsed in blank as shall be requested by Collateral Agent;

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(b) Chattel Paper.

(i) Each Grantor shall take all steps reasonably necessary to grant Collateral Agent control of all electronic Chattel Paper in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction;

(ii) If any Grantor retains possession of any Chattel Paper or instruments with a value in excess of $50,000 (which retention of possession shall be subject to the extent permitted hereby and by the Financing Agreement), promptly upon the request of Collateral Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent for the benefit of the Lender Group and the Hedging Providers”;

(c) Control Agreements.

(i) To the extent required by the Financing Agreement, each Grantor shall obtain an authenticated Control Agreement, from each bank holding a Deposit Account for such Grantor;

(ii) Except to the extent otherwise permitted by the Financing Agreement, each Grantor shall obtain authenticated Control Agreements, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Grantor; provided that the Grantors may have investments in an aggregate amount not to exceed $100,000 in any Deposit Account or securities account without delivering to Agents a Control Agreement with respect thereto; provided further that the Grantors need not deliver Control Agreements with respect to Deposit Accounts used solely as payroll accounts;

(d) Letter of Credit Rights. Each Grantor that is or becomes the beneficiary of a letter of credit with a face value in excess of $50,000 shall promptly (and in any event within 5 Business Days after becoming a beneficiary), notify Collateral Agent thereof and, upon the request by Collateral Agent, enter into a tri-party agreement with Collateral Agent and the issuer and/or confirming bank with respect to letter-of-credit rights (as that term is defined in the Code) assigning such letter-of-credit rights to Collateral Agent and directing all payments thereunder to Collateral Agent’s account, which assignment shall be consented to by such issuer or confirming bank, all in form and substance reasonably satisfactory to Collateral Agent;

(e) Commercial Tort Claims. Each Grantor shall promptly (and in any event within 5 Business Days of receipt thereof), notify Collateral Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim involving a claim in excess of $50,000 after the date hereof against any third party and, upon request of Collateral Agent, promptly amend Schedule 6 to this Agreement, authorize the filing of additional or amendments to existing financing statements and do such other acts or things deemed necessary or desirable by Collateral Agent to give Collateral Agent a first priority, perfected security interest in any such Commercial Tort Claim;

(f) Government Contracts. If any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof,

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Grantors shall promptly (and in any event within 5 Business Days of the creation thereof) notify Agent thereof in writing and execute any instruments or take any steps reasonably required by Collateral Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, and notice thereof given under the Assignment of Claims Act or other applicable law;

(g) Intellectual Property.

(i) Upon request of Collateral Agent, in order to facilitate filings with the United States Patent and Trademark Office, the United States Copyright Office, and/or the Canadian Intellectual Property Office, each Grantor shall execute and deliver to Collateral Agent one or more Copyright Security Agreements, Trademark Security Agreements, and/or Patent Security Agreements to evidence Collateral Agent’s Lien on such Grantor’s Patents, Trademarks, and/or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby;

(ii) Each Grantor shall have the duty, to the extent necessary or economically desirable in the operation of such Grantor’s business, (A) to enforce its rights in the case of infringement, misappropriation, or dilution and to recover damages for such infringement, misappropriation, or dilution, (B) to prosecute diligently any trademark application or service mark application that is part of the material Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Patents, material Trademarks, material Copyrights, material Intellectual Property Licenses, and its rights therein, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings. Each Grantor shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Grantor determines in its reasonable business judgment that such Copyright is beneficial to such Grantor’s business. Any expenses incurred in connection with the foregoing shall be borne by the appropriate Grantor. Each Grantor further agrees not to abandon any Patent, material Trademark, material Copyright, or material Intellectual Property License that is necessary or economically desirable in the operation of such Grantor’s business without the prior written consent of Collateral Agent;

(iii) Grantors acknowledge and agree that the Lender Group shall have no duties with respect to the Trademarks, Patents, Copyrights, or Intellectual Property Licenses. Without limiting the generality of this Section 6(g), Grantors acknowledge and agree that no member of the Lender Group shall be under any obligation to take any steps necessary to preserve rights in the Trademarks, Patents, Copyrights, or Intellectual Property Licenses against any other Person, but any member of the Lender Group may do so at its option from and after the occurrence of an Event of Default, and all expenses incurred in connection therewith (including, without limitation, reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower and shall be chargeable to the Loan Account;

(iv) If any Grantor, either itself or through any agent, employee, licensee, or designee, files an application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, such Grantor shall promptly (and in any event within 2 Business Days of such filing) notify Collateral Agent in writing of such filing. Promptly upon any such filing, each Grantor shall comply with Section 6(g)(i) hereof;

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(h) Investment Related Property.

(i) If any Grantor shall receive or become entitled to receive any Pledged Interests after the Restatement Effective Date, it shall promptly (and in any event within 2 Business Days of receipt thereof) deliver to Collateral Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii) Upon the occurrence and during the continuance of an Event of Default, all sums of money and property paid or distributed in respect of the Investment Related Property which are received by any Grantor shall be held by the Grantors in trust for the benefit of Collateral Agent segregated from such Grantor’s other property, and such Grantor shall deliver such property forthwith to Collateral Agent in the exact form received;

(iii) Each Grantor shall promptly deliver to Agent a copy of each material written notice or other material written communication received by it in respect of any Pledged Interests;

(iv) No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests other than as permitted by the Loan Documents;

(v) Each Grantor agrees that it will cooperate with Collateral Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law in connection with the Security Interest on the Investment Related Property or any sale or transfer thereof;

(vi) As to all limited liability company or partnership interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents, warrants and covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Pledgor in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction (“Article 8 of the Code”) unless each Grantor has taken all steps reasonably necessary to grant Collateral Agent control of all Pledged Interests issued under such Pledged Operation Agreement or Pledged Partnership Agreement in accordance with Article 8 of the Code;

(i) Fixtures. Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to the Real Property;

(j) Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as permitted by the Financing Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any of Grantors, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Collateral Agent’s consent to any sale or other disposition of any of the Collateral except as permitted in this Agreement or the other Loan Documents; and

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(k) Other Actions as to Any and All Collateral. Each Grantor shall promptly (and in any event within 2 Business Days of acquiring or obtaining such Collateral) notify Collateral Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Patents, material Trademarks, material Copyrights (and in any event including registered Copyrights), material Intellectual Property Licenses, Investment Related Property, Chattel Paper (electronic, tangible or otherwise), documents (as defined in the Code), promissory notes (as defined in the Code) with a face value in excess of $50,000, or instruments (as defined in the Code) with a face value in excess of $50,000 and, upon the request of Collateral Agent and in accordance with Section 8 hereof, promptly execute such other documents, or if applicable, deliver such Chattel Paper, other documents or certificates evidencing any Investment Related Property in accordance with Section 6 hereof and do such other acts or things deemed necessary or desirable by Collateral Agent to protect Collateral Agent’s Security Interest therein.

7. Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a) Financing Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Financing Agreement, such provision of the Financing Agreement shall control.

(b) Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Collateral Agent hereunder.

8. [intentionally omitted.]

9. Collateral Agent’s Right to Perform Contracts. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent (or its designee) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could.

10. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Financing Agreement, to take any action and to execute any instrument which Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b) to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Collateral Agent;

(c) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

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(d) to file any claims or take any action or institute any proceedings which Collateral Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;

(e) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f) to use any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, advertising matter or other industrial or intellectual property rights, in advertising for sale and selling Inventory and other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and

(g) Collateral Agent on behalf of the Lender Group shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Trademarks, Patents, Copyrights and Intellectual Property Licenses and, if Collateral Agent shall commence any such suit, the appropriate Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Collateral Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Section 10. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

11. Collateral Agent May Perform. If any of Grantors fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Collateral Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

12. Collateral Agent’s Duties. The powers conferred on Collateral Agent hereunder are solely to protect Collateral Agent’s interest in the Collateral, for the benefit of the Lender Group and the Hedging Providers, and shall not impose any duty upon Collateral Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property.

13. Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuation of an Event of Default, Collateral Agent or Collateral Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral have been assigned to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, or that Collateral Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.

14. Disposition of Pledged Interests by Collateral Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Collateral Agent may approach only a restricted number of potential

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purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Collateral Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Collateral Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Collateral Agent has handled the disposition in a commercially reasonable manner.

15. Voting Rights.

(a) Upon the occurrence and during the continuation of an Event of Default, (i) Collateral Agent may, at its option, and with 2 Business Days prior notice to any Grantor, and in addition to all rights and remedies available to Collateral Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, and all other ownership or consensual rights in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Collateral Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Collateral Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Collateral Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Collateral Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

(b) For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Collateral Agent, vote or take any consensual action with respect to such Pledged Interests which could reasonably be expected to result in a Material Adverse Effect.

16. Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Collateral Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any of Grantors or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Collateral Agent forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Collateral Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to any of Grantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of

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sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks and advertising matter, URLs, domain names, industrial designs, other industrial or intellectual property or any property of a similar nature, whether owned by any of Grantors or with respect to which any of Grantors have rights under license, sublicense, or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Collateral Agent.

(c) Any cash held by Collateral Agent as Collateral and all cash proceeds received by Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Financing Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(d) Each Grantor hereby acknowledges that the Secured Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Collateral Agent shall have the right to an immediate writ of possession without notice of a hearing. Collateral Agent shall have the right to the appointment of a receiver for the properties and assets of each of Grantors, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantors may have thereto or the right to have a bond or other security posted by Collateral Agent.

17. Remedies Cumulative. Each right, power, and remedy of Collateral Agent as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Collateral Agent, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Collateral Agent of any or all such other rights, powers, or remedies.

18. Marshaling. Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Collateral Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

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19. Indemnity and Expenses.

(a) Each Grantor agrees to indemnify Collateral Agent and the other members of the Lender Group from and against all claims, lawsuits and liabilities (including reasonable attorneys fees) growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement) or any other Loan Document to which such Grantor is a party, except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the Financing Agreement and the repayment of the Secured Obligations (other than unasserted contingent indemnification Obligations and other than any Hedging Obligations that, at such time, are allowed by the applicable Hedging Provider to remain outstanding and that are not required by the provisions of this Agreement or the Financing Agreement to be repaid or cash collateralized).

(b) Except as otherwise provided in Section 7.01(f) of the Financing Agreement, Grantors, jointly and severally, shall, upon demand, pay to Collateral Agent (or Administrative Agent, may charge to the Loan Account) all the Lender Group costs and expenses which Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (iii) the exercise or enforcement of any of the rights of Collateral Agent hereunder or (iv) the failure by any of Grantors to perform or observe any of the provisions hereof; provided that so long as no Event of Default shall have occurred and be continuing, all out-of-pocket fees and expenses of any member of the Lender Group shall be invoiced to the Borrower with payment terms of Net 30 and shall be charged to the Loan Account only if the Borrower fails to pay any invoice in accordance with its terms.

20. Merger, Amendments; Etc. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any of Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Collateral Agent and each of Grantors to which such amendment applies.

21. Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Collateral Agent at its address specified in the Financing Agreement, and to any of the Grantors at their respective addresses specified in the Financing Agreement, as applicable, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

22. Continuing Security Interest: Assignments under Financing Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Obligations (other than unasserted contingent indemnification obligations and other than any Hedging Obligations that, at such time, are allowed by the applicable Hedging Provider to remain outstanding and that are not required by the provisions of this Agreement or the Financing Agreement to be repaid or cash collateralized) have been paid in full in cash in accordance with the provisions of the Financing Agreement and the Commitments have expired or have been terminated, (b) be binding upon each of Grantors, and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, Collateral Agent, and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any of the Lenders may, in accordance with and to the extent permitted by the

16

provisions of the Financing Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Financing Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such the Lender herein or otherwise. Upon payment in full in cash of the Obligations (other than unasserted contingent indemnification obligations and other than any Hedging Obligations that, at such time, are allowed by the applicable Hedging Provider to remain outstanding and that are not required by the provisions of this Agreement or the Financing Agreement to be repaid or cash collateralized) in accordance with the provisions of the Financing Agreement and the expiration or termination of the Commitment, the Security Interest granted hereby shall terminate and this Agreement all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. At such time, Collateral Agent will authorize the filing of appropriate termination statements to terminate such Security Interests. Subject to Section 28, no transfer or renewal, extension, assignment, or termination of this Agreement or of the Financing Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Collateral Agent nor any additional Loans made by any the Lender to Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Collateral Agent, nor any other act of the Lender Group or the Hedging Providers, or any of them, shall release any of Grantors from any obligation, except a release or discharge executed in writing by Collateral Agent in accordance with the provisions of the Financing Agreement. Collateral Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Collateral Agent and then only to the extent therein set forth. A waiver by Collateral Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Collateral Agent would otherwise have had on any other occasion.

23. Governing Law. THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

24. CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH PARTY, IF IT IS A LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 OF THE FINANCING AGREEMENT, AND IF IT IS THE COLLATERAL AGENT, AT THE COLLATERAL AGENT’S ADDRESS FOR NOTICES SET FORTH IN SECTION 12.01 OF THE FINANCING AGREEMENT OR AT SUCH OTHER ADDRESS AS SHALL BE DESIGNATED BY THE COLLATERAL AGENT IN A WRITTEN NOTICE TO THE OTHER PARTIES COMPLYING AS TO DELIVERY WITH THE TERMS OF SECTION 12.01 OF

17

THE FINANCING AGREEMENT. THE GRANTORS AGREE THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GRANTOR IN ANY OTHER JURISDICTION. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GRANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH GRANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

25. WAIVER OF JURY TRIAL, ETC. EACH GRANTOR AND COLLATERAL AGENT, ON BEHALF OF ITSELF AND EACH LENDER, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH GRANTOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT COLLATERAL AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH GRANTOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR COLLATERAL AGENT ENTERING INTO THIS AGREEMENT ON BEHALF OF ITSELF AND THE LENDERS.

26. New Subsidiaries. Pursuant to Section 7.01(b) of the Financing Agreement and subject to the exclusions contained therein, any new direct or indirect Subsidiary (whether by acquisition or creation) of Borrower is required to enter into this Agreement by executing and delivering in favor of Collateral Agent an instrument in the form of Annex 1 attached hereto. Upon the execution and delivery of Annex 1 by such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

27. Collateral Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Collateral Agent” shall be a reference to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers.

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28. Sale or Transfer of Collateral.

(a) Upon (i) any sale or other transfer by any Grantor of any Collateral that is expressly permitted under the Financing Agreement (and which would not result in an Event of Default) to any Person that is not a Grantor, or (ii) the effectiveness of any written consent by any Agent, the Lenders, or the Required Lenders as provided under the Financing Agreement to the release of any security interest granted hereby in any or all of the Collateral, the Collateral Agent’s Liens on such Collateral shall be released. In connection with any such release, the Collateral Agent shall execute and deliver to such Grantor at such Grantor’s sole expense all documents that such Grantor shall reasonably request to evidence such release.

(b) Upon any sale of a Subsidiary of a Grantor (other than the Borrower) that is expressly permitted under the Financing Agreement (and which would not result in an Event of Default) and pursuant to which such Subsidiary ceases to be a Subsidiary of such Grantor, such Subsidiary shall automatically be released from its obligations hereunder and the Collateral Agent’s Liens on such Subsidiary’s interest in any Collateral shall be released.

29. Miscellaneous.

(a) This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

(b) Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

(d) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

30. Effect of Amendment and Restatement. Upon the effectiveness hereof, this Agreement amends and restates in its entirety as of the Restatement Effective Date that certain Security Agreement dated as of August 31, 2005 by and between Grantors and Collateral Agent (the “Existing Security Agreement”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Secured Obligations or any other obligations owing to the Lenders or the Collateral Agent under the Existing Security Agreement or any other Loan Document. Each of the parties hereto hereby acknowledges and agrees that the grant of the security interests in the Collateral pursuant to Section 2 of this Agreement is not intended to, nor shall it be construed to, constitute a release of any prior security interests granted by any Grantor in favor of the Lenders or the Collateral Agent in or to any Collateral or any other property of such Grantor, but is intended to constitute a reinstatement and reconfirmation of the prior security interests granted by the Grantors in favor of the Lenders and the Collateral Agent in and to the Collateral.

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IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement by and through their duly authorized officers, as of the day and year first above written.

GRANTORS:	DICE INC., a Delaware corporation

By:
Name:
Title:

DICE CAREER SOLUTIONS INC., a Delaware corporation

By:
Name:
Title:

MEASURE UP, INC., a Georgia corporation

By:
Name:
Title:

DICE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

DICE INDIA HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

EW KNOWLEDGE PRODUCTS, INC., a Florida corporation

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED SECURITY AGREEMENT]

JOBSINTHEMONEY.COM, INC., a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED SECURITY AGREEMENT]

COLLATERAL AGENT:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED SECURITY AGREEMENT]

SCHEDULE 1

COPYRIGHTS

1

SCHEDULE 2

INTELLECTUAL PROPERTY LICENSES

1

SCHEDULE 3

PATENTS

1

SCHEDULE 4

PLEDGED COMPANIES

Name of Pledgor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

1

SCHEDULE 5

TRADEMARKS

1

SCHEDULE 6

COMMERCIAL TORT CLAIMS

[include specific case caption or descriptions per Official Code Comment 5 to Section 9-108 of the Code]

1

SCHEDULE 7

[INTENTIONALLY OMITTED]

1

SCHEDULE 8

LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

Grantor	Jurisdictions

1

ANNEX 1 TO AMENDED AND RESTATED SECURITY AGREEMENT

FORM OF SUPPLEMENT

Supplement No.          (this “Supplement”) dated as of                     , 20    , to the Amended and Restated Security Agreement dated as of March     , 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), in its capacity as collateral agent for the Lender Group and the Hedging Providers (together with its successors and assigns, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Financing Agreement dated as of March     , 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Financing Agreement”) among Dice Holdings, Inc., a Delaware corporation (“Parent”), Dice Inc., a Delaware corporation (“Dice”), Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender” and collectively, the “Lenders”), Collateral Agent, and Ableco, as administrative agent for the Lender Group and the Hedging Providers (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, “Agents”), the Lender Group is willing to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and/or the Financing Agreement; and

WHEREAS, Grantors have entered into the Security Agreement in order to induce the Lender Group to make certain financial accommodations to Borrower; and

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement and subject to the exclusions set forth therein, new direct or indirect Subsidiaries of Borrower, must execute and deliver certain Loan Documents, including the Security Agreement, and the execution of the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement in favor of Collateral Agent, for the benefit of the Lender Group and the Hedging Providers;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1. In accordance with Section 26 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and as if it had originally signed the Security Agreement, and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct on and as of the date hereof (except to the extent that any such representation or warranty relates specifically to an earlier date, in which case such case such representation and warranty shall be true as of such earlier date). In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby grant, assign, and pledge to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a security interest in and security title to all assets of such New Grantor including, without limitation, all property of the type described in Section 2 of the Security Agreement to secure the full and prompt payment of the Secured Obligations. Schedule 1, “Copyrights”, Schedule 2, “Intellectual Property Licenses”, Schedule 3, “Patents”, Schedule 4, “Pledged Companies”, Schedule 5, “Trademarks”, Schedule 6, “Commercial Tort Claims”, and Schedule 8, “List of Uniform Commercial Code Filing Jurisdictions” attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, and Schedule 8 respectively, to the Security Agreement and shall be deemed a part thereof for all purposes of the Security Agreement. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is incorporated herein by reference.

2. Each New Grantor represents and warrants to Collateral Agent, the Lender Group, and the Hedging Providers that this Supplement has been duly executed and delivered by such New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

5. This Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each New Grantor and Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

NEW GRANTORS:	[Name of New Grantor]

By:
Name:
Title:

[Name of New Grantor]

By:
Name:
Title:

COLLATERAL AGENT:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent

By:
Name:
Title:

SUPPLEMENT TO SECURITY AGREEMENT

3

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made as of this      day of             , 200  , among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), in its capacity as collateral agent for the Lender Group and the Hedging Providers (together with its successors and assigns, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Financing Agreement dated as of March __, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Financing Agreement”) among Dice Holdings, Inc., a Delaware corporation (“Parent”), Dice Inc., a Delaware corporation (“Dice”), Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender” and collectively, the “Lenders”), Collateral Agent, and Ableco, as administrative agent for the Lender Group and the Hedging Providers (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, “Agents”), the Lender Group is willing to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the members of the Lender Group are willing to make the financial accommodations to Borrower as provided for in the Financing Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, that certain Amended and Restated Security Agreement of even date herewith (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Financing Agreement.

2. GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby grants to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Copyright Collateral”):

(a) all of such Grantor’s Copyrights and Copyright Intellectual Property Licenses to which it is a party including those referred to on Schedule I hereto;

(b) all extensions or renewals of the foregoing; and

(c) all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future infringement of any Copyright or any Copyright licensed under any Intellectual Property License.

3. SECURITY FOR OBLIGATIONS. This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to any Agent, the Lender Group, the Hedging Providers, or any of them, but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The security interests granted pursuant to this Copyright Security Agreement are granted in conjunction with the security interests granted to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The security interest granted pursuant to this Copyright Security Agreement is and shall be deemed to be one and the same as the Security Interest granted pursuant to the Security Agreement.

5. AUTHORIZATION TO SUPPLEMENT. Grantors shall give Collateral Agent notice of additional United States copyright registrations or applications therefor after the date hereof as provided in the Security Agreement. Without limiting Grantors’ obligations under this Section 5, Grantors hereby authorize Collateral Agent unilaterally to modify this Agreement by amending Schedule I to include any future United States registered Copyrights or applications therefor of Grantors. Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Collateral Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Copyright Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Copyright Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7. Governing Law. THE VALIDITY OF THIS COPYRIGHT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:	,
a

By:
Name:
Title:
,
a

By:
Name:
Title:

COLLATERAL AGENT:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent

By:
Name:
Title:

COPYRIGHT SECURITY AGREEMENT

3

SCHEDULE I

TO

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Grantor	Country	Copyright	Registration No.	Registration Date

Copyright Licenses

COPYRIGHT SECURITY AGREEMENT

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this      day of             , 200  , among the Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), in its capacity as collateral agent for the Lender Group and the Hedging Providers (together with its successors and assigns, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Financing Agreement dated as of March __, 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Financing Agreement”) among Dice Holdings, Inc., a Delaware corporation (“Parent”), Dice Inc., a Delaware corporation (“Dice”) and Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender” and collectively, the “Lenders”), Collateral Agent, and Ableco, as administrative agent for the Lender Group and the Hedging Providers (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, “Agents”), the Lender Group is willing to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the members of Lender Group are willing to make the financial accommodations to Borrower as provided for in the Financing Agreement, but only upon the condition, among others, that the Grantors shall have executed and delivered to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, that certain Amended and Restated Security Agreement of even date herewith (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Financing Agreement.

2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby grants to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Patent Collateral”):

(a) all of its Patents and Patent Intellectual Property Licenses to which it is a party including those referred to on Schedule I hereto;

(b) all reissues, continuations or extensions of the foregoing; and

(c) all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any Intellectual Property License.

3. SECURITY FOR OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to any Agent, the Lender Group, the Hedging Providers, or any of them, but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The security interest granted pursuant to this Patent Security Agreement is and shall be deemed to be one and the same as the Security Interest granted pursuant to the Security Agreement.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall become entitled to the benefit of any patent application or patent for any reissue, division, or continuation, of any patent, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantors shall give notice to Collateral Agent with respect to any such new patent rights as provided in the Security Agreement. Without limiting Grantors’ obligations under this Section 5, Grantors hereby authorize Collateral Agent unilaterally to modify this Agreement by amending Schedule I to include any such new Patent rights of Grantors. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Collateral Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Patent Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7. Governing Law. THE VALIDITY OF THIS PATENT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

2

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:	,
a

By:
Name:
Title:
,
a

By:
Name:
Title:

COLLATERAL AGENT:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent

By:
Name:
Title:

PATENT SECURITY AGREEMENT

4

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of                     , 200  , is delivered pursuant to Section 6 of the Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Amended and Restated Security Agreement, dated as of March     , 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the undersigned, together with the other Grantors named therein, to ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Security Agreement and/or the Financing Agreement. The undersigned hereby agrees that the additional interests listed on this Pledged Interests Addendum as set forth below shall be and become part of the Pledged Interests pledged by the undersigned to the Collateral Agent in the Security Agreement and any pledged company set forth on this Pledged Interests Addendum as set forth below shall be and become a “Pledged Company” under the Security Agreement, each with the same force and effect as if originally named therein.

The undersigned hereby certifies that the representations and warranties set forth in Sections 5(d), 5(e), and 5(f) of the Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof (except to the extent that any such representation or warranty relates specifically to an earlier date, in which case such case such representation and warranty shall be true as of such earlier date).

[ ]

By:
Name:
Title

PLEDGED INTERESTS ADDENDUM

Name of Pledgor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

PLEDGED INTERESTS ADDENDUM

EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this      day of             , 200  , among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), in its capacity as collateral agent for the Lender Group and the Hedging Providers (together with its successors and assigns, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Financing Agreement dated as of March     , 2007 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Financing Agreement”) among Dice Holdings, Inc., a Delaware corporation (“Parent”), Dice Inc., a Delaware corporation (“Dice”) and Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders that are, from time to time, parties thereto (each a “Lender” and collectively, the “Lenders”), Collateral Agent, and Ableco, as administrative agent for the Lender Group and the Hedging Providers (in such capacity, together with its successors and assigns, if any, in such capacity, “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, “Agents”), the Lender Group is willing to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the members of the Lender Group are willing to make the financial accommodations to Borrower as provided for in the Financing Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Collateral Agent, for the benefit of Lender Group and the Hedging Providers, that certain Amended and Restated Security Agreement dated of even date herewith (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Collateral Agent, for the benefit of Lender Group and the Hedging Providers, this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and/or the Financing Agreement.

2. GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby grants to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, a continuing first priority security interest in all of such Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Trademark Collateral”):

(a) all of its Trademarks and Trademark Intellectual Property Licenses to which it is a party including those referred to on Schedule I hereto;

TRADEMARK SECURITY AGREEMENT

(b) all extensions renewals of the foregoing;

(c) all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark Intellectual Property License; and

(d) all products and proceeds of the foregoing, including, without limitation, any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademark licensed under any Intellectual Property License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Intellectual Property License.

3. SECURITY FOR OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to any Agent, the Lender Group, the Hedging Providers, or any of them, but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to Collateral Agent, for the benefit of the Lender Group and the Hedging Providers, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The security interest granted pursuant to this Trademark Security Agreement is and shall be deemed to be one and the same as the Security Interest granted pursuant to the Security Agreement.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantors shall give notice to Collateral Agent with respect to any such new trademarks or renewal or extension of any trademark registration as provided in the Security Agreement. Without limiting Grantors’ obligations under this Section 5, Grantors hereby authorize Collateral Agent unilaterally to modify this Agreement by amending Schedule I to include any such new Trademark rights of Grantors. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Collateral Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Trademark Security Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

7. Governing Law. THE VALIDITY OF THIS TRADEMARK SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF,

2

AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:	,
a

By:
Name:
Title:
,
a

By:
Name:
Title:

COLLATERAL AGENT:

ABLECO FINANCE LLC, a Delaware limited liability company, as Collateral Agent

By:
Name:
Title:

3

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date

Trade Names

Common Law Trademarks

Trademarks Not Currently In Use

Trademark Licenses

TRADEMARK SECURITY AGREEMENT

EXHIBIT 2.02

[FORM OF NOTICE OF BORROWING]

Ableco Finance LLC,

as Administrative Agent

299 Park Avenue

Floors 21—23

New York, NY 10171

RE: Notice of Borrowing under the Amended and Restated Financing Agreement, dated as of March __, 2007 (the “Financing Agreement”), among Dice Holdings, Inc., a Delaware corporation (the “Parent”), Dice Inc., a Delaware corporation (“Dice”), Dice Career Solutions, Inc., a Delaware corporation (“Dice Career”) (each of Dice and Dice Career are individually and collectively, jointly and severally, referred to as the “Borrower”), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and any additional entities that become guarantors pursuant to the requirements of Section 7.01(b) thereof or otherwise, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each a “Lender”, and collectively, the “Lenders”), Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”; together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

Ladies and Gentlemen:

Reference hereby is made to the Financing Agreement. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Financing Agreement.

Pursuant to Section 2.02(a) of the Financing Agreement, the Borrower hereby gives you irrevocable notice that the Borrower hereby requests a Loan under the Financing Agreement, and sets forth below the information relating to such proposed Loan (the “Proposed Borrowing”) as required by Section 2.02(a) of the Financing Agreement.

a. The Business Day of the Proposed Borrowing is                     .

b. The amount of the Proposed Borrowing is $                    , [all of which is a Revolving Loan]; [of which, $                     is a Revolving Loan and $                     is the Term Loan].1

c. The Proposed Borrowing shall be a [Reference Rate Loan][LIBOR Rate Loan] with an Interest period of [1][2][3][6] month(s).

d. The Proposed Borrowing is to be made pursuant to the instructions set forth on Exhibit A attached hereto.

The Borrower hereby further certifies that (i) as of the date hereof, (ii) as of the date for the Proposed Borrowing, and (iii) after giving effect to the Proposed Borrowing:

a. No Default or Event of Default has occurred and is continuing;

b. The representations and warranties set forth in Article VI of the Financing Agreement remain true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties to they extent that they are already modified by materiality qualifiers in the text thereof) on and as of the date hereof except to the extent that either: (i) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), or (ii) an event or condition has occurred that would render such representations or warranties untrue but that is expressly permitted by the terms of the Financing Agreement; and

c. All conditions set forth in Section 5.02 of the Financing Agreement have been satisfied or waived by Administrative Agent.

[signature page follows]

[1]	For the Term Loan, this must be the Restatement Effective Date.

Very truly yours,

DICE INC., a Delaware corporation

By:
Name:
Title:

DICE CAREER SOLUTIONS INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

WIRING INSTRUCTIONS

Payee	Wiring Instructions
Bank:
[City/State]
ABA #
Account #
Ref: